Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

F-STAR THERAPEUTICS, INC.,

a Delaware corporation;

INVOX PHARMA LIMITED,

a private limited company organized under the laws of England and Wales;

FENNEC ACQUISITION INCORPORATED,

a Delaware corporation; and

solely for purposes of Sections 6.5 and 9.11

SINO BIOPHARMACEUTICAL LIMITED;

a company organized under the laws of the Cayman Islands

Dated as of June 22, 2022

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of June 22, 2022, by and among: invoX Pharma Limited, a private limited company organized under the laws of England and Wales (“Parent”); Fennec Acquisition Incorporated, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); Sino Biopharmaceutical Limited, a company organized under the laws of the Cayman Islands (“Guarantor”); and F-star Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for (i) $7.12 per Share in cash, without interest (the “Offer Price”), payable to the seller without interest and subject to any applicable withholding Taxes in accordance with Section 2.6(e), upon the terms and subject to the conditions of this Agreement.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5 and except for any Dissenting Shares, (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time shall be converted into the right to receive the Offer Price without interest and subject to any applicable withholding Taxes in accordance with Section 2.6(e), and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

D. The Company Board exercised its discretion pursuant to Rule 9.8 of the F-Star Therapeutics Inc. 2019 Equity Incentive Plan (“EIP”) to accelerate the vesting of any outstanding and unvested EMI Options, effective as of three business days prior to the Initial Expiration Date, to allow the holders of EMI Options, in such holder’s sole discretion, to exercise their EMI Options and pay to the Company the applicable exercise price within three business days prior to the Initial Expiration Date and sell the resulting Shares to Purchaser on the terms of the Offer.

E. The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

G. Each of Parent, Purchaser and the Company acknowledges and agrees that the Merger shall be effected under Section 251(h) of the DGCL and shall, upon the terms and subject to the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

G. As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into a tender and support agreement with Parent and Purchaser (the “Support Agreement”), pursuant to which, among other things, each such stockholder has agreed to tender all of his, her or its Shares (totaling, in the aggregate, approximately 1.25% of the outstanding Shares) to Purchaser in the Offer.

H. As a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement, each Key Employee has executed an agreement with the Company or one of its Subsidiaries and Parent that amends their existing employment agreement, to be effective at the Effective Time, and the Chief Executive Officer of the Company has executed a transition agreement and separation agreement with the Company or one of its Subsidiaries, to be effective at the Effective Time.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten business days after the date of this Agreement (subject to the Company then being prepared to file the Schedule 14D-9 on the same day as the commencement of the Offer, and having complied in all material respects with its obligations to provide information pursuant to Section 1.1(e) and Section 1.2(b)), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the terms and conditions set forth in this Agreement, including the satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser and

Parent expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser and Parent shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in their capacity as such, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement, or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date and time or such subsequent date and time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the then-scheduled Expiration Date, (A) any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived or (B) the Minimum Condition is not satisfied and prior to such then-scheduled Expiration Date an Acquisition Proposal (x) has been publicly announced and not publicly withdrawn or (y) has not been publicly announced but has been received by the Company and not withdrawn, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for additional periods of up to ten business days per extension (or for such longer period as may be agreed to by Parent and the Company), to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (B) periods of up to ten business days per extension (or for such longer period as may be agreed to by Parent and the Company), until (1) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any other Antitrust Laws in a jurisdiction identified in Part 6.2(c) of the Company Disclosure Schedule shall have expired or been terminated or (2) if a declaration or notification has been made to or requested by CFIUS with respect to the Transactions, the CFIUS Action with respect to such declaration or notification has occurred, or if a declaration, notification or report form has been filed or is required to be filed with the applicable Governmental Body under any Foreign Direct Investment Laws, including the NSIA, with respect to the Transaction, the applicable consent, approval or clearance with respect to such declaration, notification or report has been obtained; and (iii) if, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten business days per extension (or for such longer period as may be agreed to by Parent and the Company), to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. In addition, if, at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Condition) shall have been satisfied or waived and the Minimum Condition shall not have been satisfied, Purchaser shall extend the Offer on up to two consecutive occasions, for an additional period of up to ten business days per extension (or for such longer period as may be agreed to by Parent and the Company), to permit the Minimum Condition to be satisfied; provided, however, that Purchaser shall not be required to extend the Offer pursuant to this sentence on more than two occasions; provided, further, that Purchaser shall not be required to, and Purchaser shall not, under any circumstances extend the Offer beyond the Extension Deadline. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws or any other applicable Legal Requirements. Parent and Purchaser agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents (unless the Company Board has made a Company Adverse Change Recommendation in compliance with Section 6.1). The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and Parent and Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its counsel.

(f) Payment; Funds. On the terms specified herein and subject to the satisfaction or, to the extent waivable by Parent or Purchaser, waiver by Parent or Purchaser of each of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, promptly after the Expiration Date, irrevocably accept for payment all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and pay for such Shares as promptly as practicable (and in any event within two business days) after the Offer Acceptance Time. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; provided that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

(h) Updates. Parent shall, upon the reasonable request of the Company, advise the Company on a daily basis on each of the last seven business days prior to the then-scheduled Expiration Date as to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the day that the Offer is commenced, following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that (A) includes the Company Board Recommendation (unless the Company Board has made a Company Adverse Change Recommendation in compliance with Section 6.1) and (B) includes a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL. Prior to such filing and dissemination the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. Except with respect to any disclosure regarding a Company Adverse Change Recommendation made in compliance with Section 6.1, the Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Except with respect to any disclosure regarding a Company Adverse Change Recommendation made in compliance with Section 6.1, the Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel.

(b) Stockholder Lists. The Company shall promptly furnish to, or shall cause to be promptly furnished to, Parent a list of the Company’s stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten business days prior to the date of the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Legal Requirements, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or, at Parent’s option, destroy) all copies and any extracts or summaries from such information then in their possession or control.

(c) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Offer Acceptance Time.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place electronically at 8:00 a.m., Eastern Time, as promptly as practicable (but in any event no later than the first business day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) Subject to Section 6.5, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B, until thereafter changed or amended as provided therein or by applicable Legal Requirements;

(b) Subject to Section 6.5, the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements; and

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers on Part 2.4(c) of the Company Disclosure Schedule and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time shall be cancelled and (other than any Dissenting Shares, as defined below, which shall have only those rights set forth in Section 2.7) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), in each case, without any interest thereon and subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e); and

(iv) each share of the common stock, $0.0001 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to Section 2.5(a)(iii), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 2.6.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company that has a principal place of business located in the United States of America and is reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to

Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Parent shall be responsible for all expenses of the Depository Agent and the Paying Agent. The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or prior to the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 2.5 (together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided, further, that no such investment or losses thereon shall affect amounts payable to the holders of Company Common Stock pursuant to this Agreement (including in the Offer or the Merger). To the extent there are losses with respect to such investments, or the Payment Fund for any reason (including Dissenting Shares losing their status as such) is less than the level required to pay the aggregate consideration payable pursuant to the Offer or the aggregate Merger Consideration pursuant to this Agreement, Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds, in cash, to the Payment Fund for the benefit of such holders of Company Common Stock in the amount of any such losses or other amounts necessary to satisfy the obligations of Parent and the Surviving Corporation to make prompt payments of the amounts payable pursuant to this Agreement (including in the Offer or the Merger).

(b) Promptly after the Effective Time (but in no event later than three business days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares, who, in each case was entitled to receive the Merger Consideration pursuant to Section 2.5 (including in connection with an exercise or deemed exercise of a Company Warrant pursuant to Section 2.8) (A) a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent), or a customary agent’s message in respect of Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 2.5. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. None of Parent, Purchaser or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in the prior sentence of this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c) At any time following 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.5) which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder of Shares, Company Options or RSUs such amounts as the payor is required to deduct or withhold therefrom under applicable Tax Legal Requirements; provided, however, that, except for payments to current or former employees of the Company with respect to Company Options and RSUs, no such deduction or withholding is intended on any payment hereunder provided that the Company delivers, or causes to be delivered, a duly executed certificate that satisfies the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is a “United States real property interest” as defined in Section 897 of the Code and a notice form that meets the requirements of Treasury Regulations Section 1.897-2(h)(2), and provided further, that before making any such deduction or withholding (other than with respect to payments to current or former employees of the Company with respect to Company Options and RSUs), Purchaser shall provide to the Company notice of any applicable payor’s intention to make such deduction or withholding and such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding and shall be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain reduction of or relief from such deduction or withholding from the applicable Governmental Body or execute and deliver to or file with such Governmental Body or Purchaser such affidavits, certificates and other documents to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body, and such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a customary bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such shares shall not be deemed to be Dissenting Shares. Unless this Agreement is terminated pursuant to Section 8, Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, provided that such direction or participation may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time. After the Effective Time, Parent and Purchaser shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent and Purchaser (not to be unreasonably withheld, conditioned or delayed), settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

2.8 Treatment of Company Options, RSUs and Company Warrants.

(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time (except in the case of the EMI Options, which shall accelerate and become fully vested and exercisable as of three business days prior to the Initial Expiration Date). As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Option which has a per share exercise price that is less than the Offer Price (each, an “In the Money Option”) that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such fully vested Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Offer Price over (B) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.8(d) (the “In the Money Option Consideration”). For the avoidance of doubt, any EMI Option that remains outstanding and unexercised as of immediately before the Effective Time shall be cancelled at the Effective Time and treated as either an In the Money Option or an Out of the Money Option.

(b) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Option which has a per share exercise price that is equal to or more than the Offer Price (each, an “Out of the Money Option”) that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled at the Effective Time without any consideration payable therefor.

(c) Each restricted stock unit award granted pursuant to any of the Company Equity Plans or otherwise (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting multiplied by (ii) the Offer Price, which amount shall be paid in accordance with Section 2.8(d) (the “RSU Consideration”).

(d) As soon as reasonably practicable after the Effective Time (but no later than five business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate cash consideration payable pursuant to Section 2.8(a),

Section 2.8(c) and Section 2.8(e) with respect to In the Money Options and RSUs held by current or former employees of the Company or the other Acquired Corporations and the In the Money Warrants, less withholding Taxes required to be withheld under applicable Legal Requirements and authorized deductions, in accordance with Section 2.6(e); provided, however, that to the extent the holder of an In the Money Option or RSU is not, and was not at any time during the vesting period of such In the Money Option or RSU, an employee of the Company or any other Acquired Corporation for employment tax purposes, the In the Money Option Consideration or RSU Consideration payable pursuant to this Section 2.8 with respect to such In the Money Option or RSU (as applicable) shall be deposited with the In the Money Warrant Consideration in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6 (or, if the Paying Agent is unable to administer such payments, such payments will instead be paid by the Surviving Corporation).

(e) As soon as reasonably practicable following the date hereof, the Company shall deliver notice of the Transactions to each holder of a Company Warrant in accordance with the terms of the relevant Warrant Agreement, take such other actions as may be required pursuant thereto (including ensuring that, if permitted by the terms thereunder, any such Company Warrant shall only be exercisable into the right to receive the amount of cash which would have been payable pursuant to the Offer with respect to the number of shares of Company Common Stock into which such Company Warrant was convertible) and request in writing that such holder exercise or, contingent upon the consummation of the Transactions, terminate its Company Warrant(s) prior to the Effective Time; provided, that (i) any such Company Warrant which has a per share exercise price that is less than the Offer Price and that is outstanding and unexercised as of immediately prior to the Effective Time (each, an “In the Money Warrant”) shall be canceled and converted into the right to receive an amount in cash equal to the product of (A) the total number of Shares subject to such In the Money Warrant immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Offer Price over (y) the exercise price payable per Share under such In the Money Warrant, which amount shall be paid in accordance with Section 2.8(d) (the “In the Money Warrant Consideration”), and (ii) any such other Company Warrant which is thereafter exercisable only for the amount of cash which would have been payable pursuant to the Offer with respect to the number of shares of Company Common Stock into which such Company Warrant was convertible, that is not exercised or terminated and is issued and outstanding immediately prior to the Effective Time, shall be treated and assumed by the Surviving Corporation in accordance with the terms of the relevant Warrant Agreement.

2.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the Company Disclosure Schedule and (b) disclosure in the Company SEC Documents filed on or after July 30, 2020 and publicly available prior to the date of this Agreement (provided that (i) in no event shall any information contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other information therein to the extent such information is cautionary, predictive or forward-looking be deemed to be an exception to or disclosure for the purposes of the Company’s representations and warranties contained in Section 3 and (ii) this clause (b) shall not apply to any of the representations and warranties set forth in Section 3.1 (Due Organization; Subsidiaries, Etc.), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3 (Capitalization, Etc.), Section 3.20 (Authority; Binding Nature of Agreement), Section 3.22 (Merger Approval), Section 3.24 (Opinion of Financial Advisors) and Section 3.25 (Brokers)):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, except as set forth on Part 3.1(a) of the Company Disclosure Schedule, the Company’s only Subsidiaries are (i) F-Star Therapeutics Securities Corporation, a security corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts (“FSC”) and (ii) F-star Therapeutics Limited, a private limited company, duly organized, validly existing and in good standing under the laws of England and Wales (“F-star Therapeutics UK” and together with FSC, the “Company Subsidiaries”). Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company owns beneficially and of record all of the outstanding shares of capital stock of each Company Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock of the Company Subsidiaries held by the Company and as set forth on Part 3.1(b) of the Company Disclosure Schedule, no Acquired Corporation owns, directly or indirectly, any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity. The Company has not agreed and is not obligated to make, and is not bound by, any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 200,000,000 Shares, of which 21,584,723 Shares have been issued or are outstanding as of the close of business on the Reference Date and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the day immediately preceding the date of this Agreement. All of the outstanding Shares and the issued and outstanding shares of capital stock of the Company Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. From the Reference Date to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or settlement of vested RSUs per their existing vesting schedules that are outstanding as of the Reference Date in accordance with their terms (except that the vesting of the EMI Options has been accelerated in accordance with Section 2.8(a)) and the Company has not issued any Company Options or other equity-based awards.

(b) (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Acquired Corporations have a right to vote and (iv) except as set forth in Part 3.3(b) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Corporations registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 2,082,593 Shares are subject to issuance pursuant to Company Options granted and outstanding, whether under the Company Equity Plans or otherwise; (ii) 385,624 Shares are subject to issuance pursuant to Company Options that are treated as “enterprise management incentive options” under applicable Tax Legal Requirements in the United Kingdom; (iii) 207,328 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under the Company Equity Plan; (iv) 104,736 Shares are subject to issuance pursuant to Company Warrants (assuming no net exercise of any Company Warrants); and (v) 106,385 Shares were reserved for future issuance under Company Equity Plans. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options and RSUs outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options, the forms of all stock unit agreements evidencing such RSUs and the forms of all warrants evidencing the Company Warrants (the “Warrant Agreements”). As of the close of business on the Reference Date, the weighted average exercise price of the Company Options outstanding as of that date was $4.70.

(d) Part 3.3(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Warrant holders, including the number of Shares and type of stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per Share and the term of each Company Warrant. The Company Warrants have not been amended or supplemented since being provided to Parent or Parent’s Representatives, and there are no Contracts providing for the amendment or supplement of such Company Warrants. All Company Warrants were issued in compliance with Legal Requirements and all requirements set forth in the Certificate of Incorporation, the bylaws and any applicable Contracts to which the Company is a party or by which the Company’s assets are bound. Except as set forth on Part 3.3(d) of the Company Disclosure Schedule, no notice to, or consent or approval of, the Company Warrant holders is necessary to permit the treatment of the Company Warrants as provided herein.

(e) Other than as set forth in this Section 3.3(e) and Section 3.3(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, restricted stock, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(f) Except as set forth in this Section 3.3, there are no: (i) outstanding shares of capital stock, or other equity interest in any Acquired Corporation (except for such outstanding shares of capital stock or other equity interests that become outstanding pursuant to the exercise of Company Options between the Reference Date and the date hereof); (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g) All Company Options, RSUs and Company Equity Awards are evidenced by award agreements in the forms that have been provided to Parent. Part 3.3(g) of the Company Disclosure Schedule sets forth a listing of all Persons who hold outstanding Company Options, RSUs and any other Company Equity Awards as of the close of business on the Reference Date, (i) indicating, with respect to each Company Option, the number of Shares subject thereto, the date of grant or issuance, the Company Equity Plan (and, where applicable, the relevant sub-plan under the relevant Company Equity Plan) under which the Company Option was granted (or an indication that the Company Option was not granted pursuant under a Company Equity Plan), the vesting schedule, the exercise price, expiration date and whether such Company Option is intended to be an incentive stock option (within the meaning of Section 422 of the Code), and (ii) indicating, with respect to each other Company Equity Award, the date of grant or issuance, the Company Equity Plan under which the Company Equity Award was granted, the vesting schedule, and the expiration date. All Company Options that were not granted pursuant to a Company Equity Plan were granted in all material respects in accordance with applicable federal, state and local Legal Requirements, including securities law requirements.

3.4 SEC Filings; Financial Statements.

(a) Since November 20, 2020, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except as set forth on Part 3.4(a) of the Company Disclosure Schedule or to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) The Company maintains, and at all times since November 20, 2020, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management of the Company and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement and in Part 3.4(c) of the Company Disclosure Schedule, since November 20, 2020, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or Fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains and since November 20, 2020 has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e) Since November 20, 2020, (i) no Acquired Corporation has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls relating to periods since November 20, 2020, including any material and credible written complaint, allegation, assertion or claim that such Acquired Corporation has engaged in questionable accounting or auditing practices and (ii) no attorney representing any Acquired Corporation, whether or not employed by such Acquired Corporation, has reported evidence of a material violation of applicable Legal Requirements, breach of fiduciary duty or similar violation by any Acquired Corporations or their respective officers, directors, employees or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(f) No Acquired Corporation is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, such Acquired Corporation in the Company’s published financial statements or other Company SEC Documents.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(h) Each document required to be filed by the Company with the SEC in connection with the Offer (including the Schedule 14D-9) (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated to the Company’s stockholders, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 3.4(h) will not apply to statements or omissions included or incorporated by reference in the Offer Documents (and any amendment or supplement thereto), if applicable, or the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser or any of their respective Representatives on behalf of Parent or Purchaser, as applicable, specifically for inclusion therein.

(i) The information with respect to the Company that the Company furnishes to Parent or Purchaser in writing specifically for use in the Offer Documents (and any amendment or supplement thereto), at the time of the filing of and at the time of any distribution or dissemination of such Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) The Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5 Absence of Changes. Since the date of the Balance Sheet through the date of this Agreement, there has not occurred any Effect that has had or would be reasonably expected to have, a Material Adverse Effect. Except with respect to actions required to be taken by the terms of this Agreement or in connection with the Transactions (including legal and other advisors fees and expenses), since the date of the Balance Sheet through the date of this Agreement, (a) the Acquired Corporations have operated in all material respects in the ordinary course of business, except for any COVID-19 Response and negotiations of and the execution and delivery of this Agreement and discussions or negotiations in connection with other potential strategic transactions as alternatives to the Transactions; and (b) no Acquired Corporations has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would require Parent’s consent under Section 5.2(b).

3.6 Title to Assets. The Acquired Corporations have good and valid title to all material tangible assets (excluding IP Rights, which are covered under Section 3.8) owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet in the last Quarterly Report on Form 10-Q filed by the Company with the SEC (the “Balance Sheet”) (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such unaudited balance sheet), free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7 Real Property.

(a) The Acquired Corporations do not own any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases and subleases with respect to real property. Part 3.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Leased Real Property in effect as of the date hereof. None of the Acquired Corporations have received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not reasonably likely to have a Material Adverse Effect. Except as set forth in Part 3.7(b) of the Company Disclosure Schedule, none of the Leased Real Property is subleased.

3.8 Intellectual Property and Data Security.

(a) Part 3.8(a)(i) of the Company Disclosure Schedule lists all of the material Patent Rights, Trademark Rights (including Internet domain name registrations) and Registered Copyrights owned solely by or registered solely to any Acquired Corporation as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which such IP Rights have been issued or filed, along with the respective application, registration or filing number, date and owner. Part 3.8(a)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the material Patent Rights, Trademark Rights (including Internet domain name registrations) and Registered Copyrights in which any Acquired Corporation has any co-ownership interest, other than those owned solely by an Acquired Corporation, setting forth in each case, as applicable, the jurisdictions in which such IP Rights have been issued or filed, along with the respective application, registration or filing number, date and owner. Part 3.8(a)(iii) of the Company Disclosure Schedule lists all of the material third party Patent Rights, Trademark Rights (including Internet domain name registrations) and Registered Copyrights in which an Acquired Corporation has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquired Corporation and identified or required to be identified in Part 3.8(a)(i) or Part 3.8(a)(ii) of the Company Disclosure Schedule.

(b) Except as set forth on Part 3.8(b) of the Company Disclosure Schedule, (i) the Acquired Corporations exclusively own or co-own the Company Owned IP Rights, and (ii) otherwise possess legally enforceable license in and to all Company Licensed IP Rights, and (iii) with respect to all Company Owned IP Rights, such ownership is free and clear of all material Encumbrances. The Company Owned IP Rights are subsisting and, to the Company’s knowledge, the Company Owned IP Rights and the Company Licensed IP Rights, are valid, enforceable and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.

No third party is challenging the right, title or interest of an Acquired Corporation in, to or under the Company Owned IP Rights, or the validity, enforceability or claim construction of any Company Owned IP Rights, and there is no opposition, cancellation, Legal Proceeding, objection or claim pending or, or to the knowledge of the Company, threatened with regard to any Company Owned IP Rights. The Company Owned IP Rights and, to the knowledge of the Company, the Company Licensed IP Rights, are not subject to any outstanding order, judgment, decree or agreement affecting the Acquired Corporations use thereof or their rights thereto. To the knowledge of the Company, no valid basis exists for any of the foregoing challenges or claims. Except as set forth on Part 3.8(b) of the Company Disclosure Schedule, all necessary registration, maintenance and renewal fees in respect of the Company Registered IP Rights and, to the knowledge of the Company, the Registered Company Licensed IP Rights, have been timely paid and all necessary documents and certificates have been timely filed with the relevant Governmental Body to maintain the subsistence, validity and enforceability of such IP Rights and, with respect to the Company Registered IP Rights, to record and perfect the applicable Acquired Corporation’s interest therein and the chain of title thereof.

(c) Each Acquired Corporation has taken reasonable measures in accordance with industry practice to protect and maintain the confidentiality of the Trade Secrets included in the Company IP Rights. The Acquired Corporations have not divulged, furnished to or made accessible any of their material Trade Secrets to any Person except (x) pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, or (y) in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Acquired Corporations otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets. All current and former officers, employees, consultants and independent contractors of each Acquired Corporation who has participated in or contributed to the creation, conception, modification, improvement or development of any material IP Rights for or on behalf of an Acquired Corporation (i) have assigned all of their respective ownership rights in such IP Rights to such Acquired Corporation pursuant to valid and enforceable written agreements that have been executed and delivered to such Acquired Corporation (containing no exceptions or exclusions from the scope of the coverage contained in such Acquired Corporation’s applicable form agreement) (“IP Assignment Agreements”) and (ii) do not have any claim, right (whether or not currently exercisable) or interest to or in any IP Rights arising out of such Person’s employment or engagement with the Acquired Corporations. To the knowledge of the Company, no current or former director, officer or employee of, or consultant or independent contractor to, any Acquired Corporation has breached any material term of any IP Assignment Agreements. All IP Assignment Agreements have been made available to Parent or Parent’s Representatives.

(d) The operation of the business of the Acquired Corporations, and the use of the Company IP Rights in connection therewith, does not conflict with, infringe, misappropriate or otherwise violate, and has not conflicted with, infringed, misappropriated or otherwise violated, the IP Rights of any third party.

(e) Since January 1, 2020, no Acquired Corporation has received or sent any written notice of, nor is any Acquired Corporation subject to or involved in, any actual or, to the knowledge of the Company, threatened, Legal Proceeding claiming or alleging any of the matters described in Section 3.8(d) or Section 3.8(f).

(f) Except as set forth on Part 3.8(f) of the Company Disclosure Schedule, to the knowledge of the Company, no Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any Person nor has any Person previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(g) Except as set forth on Part 3.8(g) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions will contravene, conflict with or result in the imposition of any (i) additional limitation on or loss of the Acquired Corporations’ right, title or interest in or to any material Company Owned IP Rights or material Company Licensed IP Rights, or (ii) payment of any additional consideration for the Acquired Corporations’ right to own or use any material Company IP Rights.

(h) Except as set forth on Part 3.8(h) of the Company Disclosure Schedule, (i) no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution (each, a “Sponsor”) were used by any Acquired Corporation to develop or create, in whole or in part, any Company Owned IP Rights, and (ii) no Sponsor has any ownership of, right to or other Encumbrance (other than Permitted Encumbrances) on any Company IP Rights. No Acquired Corporation is now nor has any Acquired Corporation ever been a member, participant or promoter of, or a contributor to, any industry standards body, IP Rights sharing organization, or similar organization that could affect the proprietary nature of any Company IP Rights, require or obligate such Acquired Corporation to grant or offer to any other Person any license or right to any Company IP Rights, or otherwise restrict the ability of the Acquired Corporations to enforce, license or exclude others from using any Company IP Rights.

(i) The computer, information technology and data processing systems, facilities and services used by the Acquired Corporations, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are adequate for, and operate and perform in all material respects as required in connection with, the conduct of the business of the Acquired Corporations as currently conducted. The Acquired Corporations have taken commercially reasonable steps to protect the confidentiality, integrity and security of the Systems and has implemented commercially reasonable disaster recovery procedures. To the knowledge of the Company, the Systems are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Since January 1, 2020, the Systems have not suffered a material failure or malfunction.

(j) Except as set forth on Part 3.8(j) of the Company Disclosure Schedule, there has been no actual or alleged breach, unauthorized access to or violation of any Systems, or any unauthorized access to, or loss, disclosure or theft of, Sensitive Company Data. Except as set forth on Part 3.8(j) of the Company Disclosure Schedule, no Acquired Corporation is aware of any facts suggesting a likelihood of the foregoing (including receipt of any unresolved written notice or complaints from any Person regarding any of the foregoing). Since January 1, 2020, neither the Acquired Corporations nor their respective “workforces” (as defined under HIPAA) has had a security incident that resulted in or required notification to any customer, employee or

Governmental Body. No Person (including any Governmental Body) has asserted a claim, or commenced or otherwise threatened in writing to commence any Legal Proceeding, against any Acquired Corporation alleging a violation of any privacy and data protection obligations to which it is subject, including with respect to the collection, maintenance, transmission, use, disclosure and disposal of personal or health information (including credit card information), under applicable privacy policy or online terms of use, Contract, industry standard, or Legal Requirement (collectively, the “Data Security Requirements”). Each Acquired Corporation is, and at all times since January 1, 2020 has been, in compliance in all material respects with all Data Security Requirements. No Acquired Corporation has received any written inquiry or complaint from any Governmental Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Sensitive Company Data by or for the Acquired Corporations.

3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (A) limiting the freedom or right of an Acquired Corporation, in any material respect, to engage in any line of business, to make use of any Company IP Rights or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Corporation or exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Corporation to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(ii) any Company Contract (A) under which aggregate payments in excess of $500,000 were made by or to the Acquired Corporations in the fiscal year ending December 31, 2021 or (B) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Corporation in an amount having an expected value in excess of $500,000 in the fiscal year ending December 31, 2022 or in any fiscal year thereafter (other than payments for services rendered to the date of such cancellation), in each case, except for commercially available off-the-shelf software licenses and Software-as-a-Service offerings, and non-disclosure agreements, in each case, entered into in the ordinary course of business;

(iii) any Company Contract relating to Indebtedness in excess of $150,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation, except for intercompany loans among the Acquired Corporations;

(iv) any Company Contract constituting a joint venture, partnership, collaboration or limited liability company or similar profit sharing arrangement;

(v) any Company Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of any Acquired Corporation, the pledging of the capital stock or other equity interests of any Acquired Corporation or prohibits the issuance of any guaranty by any Acquired Corporation;

(vi) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(vii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Equity Awards);

(viii) any Company Contract for the lease or sublease of any real property;

(ix) any Company Contract that relates to the acquisition or disposition of tangible assets that contains financial covenants, indemnities or other payment obligations that would reasonably be expected to result in the receipt or making of future payments by the Company or any Company Subsidiary in excess of $500,000;

(x) any Company Contract with any Governmental Body under which payments in excess of $500,000 were received by the Acquired Corporations in the most recently completed fiscal year or under which payments in excess of such amount are reasonably expected to be made in the current or any future fiscal year;

(xi) any Company Contract that provides for (A) indemnification or the (B) guarantee of the obligations of any other Person that would be material to the Acquired Corporations, taken as a whole, other than in the case of the foregoing clause “(A)”, any such Company Contract that is entered into in the ordinary course of business and includes customary indemnification provisions;

(xii) any Company Contract that is a settlement, conciliation or similar agreement with or approved by any Governmental Body and pursuant to which (A) an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct;

(xiii) any Company Contract (excluding any Employee Plan) that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(xiv) any material IP Contract, except for (A) commercially available off-the-shelf software licenses and Software-as-a-Service offerings, and IP Contracts among the Acquired Corporations, and (B) Contracts that are primarily IP Assignment Agreements with officers, employees, consultants or independent contractors of an Acquired Corporation entered into in the ordinary course of business;

(xv) any Company Contract pursuant to which any Acquired Corporation has continuing obligations or interests involving (A) milestone or similar payments (excluding payments for services), including upon the achievement of regulatory or commercial milestones, in each case in excess of $25,000 of future payments in the aggregate or (B) payment of royalties or other amounts (excluding payments for services) calculated based upon any revenues or income of any Acquired Corporation, in each case in excess of $100,000 of future payments in the aggregate or 0.25% of reasonably anticipated future revenues or income of any Acquired Corporation;

(xvi) any Company Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of a Key Product, which is not readily replaceable on substantially similar terms and without the incurrence of material cost or delay and, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on such Key Product; and

(xvii) any hedging, swap, derivative or similar Company Contract.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate, unredacted and complete copy of each Material Contract. Except as set forth on Part 3.9(b) of the Company Disclosure Schedule, neither the applicable Acquired Corporation nor, to the knowledge of the Company, the other party to a Material Contract is in material breach of, or material default under, any Material Contract and, neither the applicable Acquired Corporation, nor, to the knowledge of the Company, the other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the applicable Acquired Corporation and, to the knowledge of the Company, the other party thereto, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2020 through the date of this Agreement, except as set forth on Part 3.9(b) of the Company Disclosure Schedule, the Acquired Corporations have not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that are not reasonably likely to have a Material Adverse Effect. No Acquired Corporation has waived in writing any rights under any Material Contract, the waiver of which would have a Material Adverse Effect.

(c) The Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and, to the knowledge of the Company, no such suspension or debarment has been initiated or threatened. The consummation of the Transactions will not result in any such suspension or debarment of the Company (assuming that no such suspension or debarment will result solely from the identity of the Parent or Purchaser).

(d) With respect to the Contract set forth on Part 3.9(d) of the Company Disclosure Schedule, to the knowledge of the Company, none of events specified in Sections 4.2 and 4.3 of such Contract have occurred as of the dates set forth therein, such that the restrictions set forth in Sections 3.5.1 and 3.5.2 of such Contract have expired in accordance with their terms.

3.10 Liabilities. Except as set forth on Part 3.10 of the Company Disclosure Schedule, the Acquired Corporations do not have any liabilities or obligations (whether accrued, absolute, contingent, fixed or otherwise) of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (a) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities or obligations for performance of the Acquired Corporations under Contracts binding upon the applicable Acquired Corporation (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives or entered into in the ordinary course of business; (d) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (e) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.11 Compliance with Legal Requirements and Regulations.

(a) Except as set forth on Part 3.11 of the Company Disclosure Schedule, since January 1, 2020, no Acquired Corporation has been or is in conflict with, or in default or violation of, (i) any Legal Requirement or order, writ, injunction, judgment or decree applicable to an Acquired Corporation or by which its properties are bound or affected, or (ii) any Contract to which an Acquired Corporation is a party or by which an Acquired Corporation or any of its properties are bound or affected, except for conflicts, defaults or violations which would not have a Material Adverse Effect. Since January 1, 2020, no Acquired Corporation has been given written notice of or been charged in writing with any material violation of any applicable Legal Requirement, except where the failure to be in compliance with such Legal Requirement is not and would not reasonably be expected to be material to such Acquired Corporation. Except as set forth on Part 3.11 of the Company Disclosure Schedule, since January 1, 2020, the Acquired Corporations have not been given written notice by a Governmental Body of being under investigation with respect to any material violation of any Legal Requirements, except where the failure to be in compliance with such Legal Requirement is not and would not reasonably be expected to be a material to such Acquired Corporation.

(b) Except as would not have a Material Adverse Effect, (i) the Acquired Corporations hold all Government Authorizations from applicable Governmental Bodies which are necessary for the operation of the business of the Acquired Corporations as currently conducted (collectively, the “Company Permits”) and (ii) such Company Permits are valid and in full force and effect. The Acquired Corporations are in compliance in all material respects with the requirements and terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened by any Governmental Body, which seeks to revoke, suspend or limit any Company Permit. The Company has either delivered or made available to Parent or Parent’s Representatives copies of all Company Permits.

(c) The Acquired Corporations and, to the knowledge of the Company, Persons acting in concert with or on behalf of the Company:

(i) have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or 21 C.F.R. Section 312.70, or any similar Legal Requirements in any jurisdiction; and

(ii) have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or 21 C.F.R. Section 312.70 or any similar Legal Requirements in any jurisdiction.

(d) None of the Acquired Corporations and, to the knowledge of the Company, no Representative of any Acquired Corporation or Person acting in concert with or on behalf of the Acquired Corporations, or any officers, employees or Representatives of the same, has with respect to any product candidate that is manufactured, tested, held or distributed by or on behalf of any of the Acquired Corporations: (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or (iii) committed an act, made a statement, or failed to make a statement that establishes a reasonable basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy that is set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Body to invoke any similar policy.

(e) At no time since January 1, 2020 has any of the Acquired Corporations received written notice that any Governmental Body or Institutional Review Board (“IRB”) has commenced, or threatened to initiate, any proceeding seeking the suspension or termination of nonclinical or clinical research with respect to any product candidate being researched or developed by or on behalf of any of the Acquired Corporations, including any action regarding any investigator participating in any such clinical research. The Company has, prior to the execution of this Agreement, delivered or made available to Parent all information about material adverse drug experiences since January 1, 2020 obtained or otherwise received by any of the Acquired Corporations from any source, in the United States or outside the United States, related to its respective clinical-stage product candidates. The Company has provided or made available to Parent all material information known by the Company with respect to the safety and efficacy of the Acquired Corporations’ product candidates from nonclinical and/or clinical studies.

(f) All nonclinical, preclinical and clinical studies relating to product candidates, conducted by or on behalf of the Acquired Corporations, or, to the knowledge of the Company, any of the Acquired Corporations’ research, development, collaboration or similar commercialization partners, excluding any service provider of the Acquired Corporations, with respect to any material product or material product candidate of the Acquired Corporations (solely while acting in such capacity) (“Collaboration Partners”) have been, or are being, conducted in all material respects in compliance with the applicable Legal Requirements, rules and regulations, including requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations codified at 21 C.F.R. Parts 50, 54, 56, 58, and 312, as amended from time to time, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies. Except as set forth in Part 3.11(f) of the Company Disclosure Schedule, no Acquired Corporation has received any notices or correspondence from the FDA or any other Governmental Body or any IRB requiring or recommending the termination, suspension or material modification of any such study or test after initiation thereof by or on behalf of an Acquired Corporation.

(g) Each of the Acquired Corporations has filed, maintained and furnished with the FDA, any other Governmental Body with jurisdiction over clinical development of the respective product candidates and IRBs, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a product candidate of the Acquired Corporations in any jurisdiction, all material required filings, notices, supplemental applications, declarations, listings, registrations, submissions and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable clinical trial application, related to the manufacture, testing, study, or distribution of any of its product candidates, as applicable.

(h) None of the Acquired Corporations is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body. None of the Acquired Corporations nor, to the knowledge of the Company, any Collaboration Partner (with respect to its activity in relation to any material product candidate of an Acquired Corporation) is subject to any enforcement, regulatory or administrative proceedings or investigation that is pending or, to the knowledge of the Company, that has been threatened, in each case by (i) the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.) or (ii) the Department of Health and Human Services Office of Inspector General or DOJ pursuant to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal Civil False Claims Act (31 U.S.C. §3729), or (iii) any similar enforcement, regulatory or administrative proceedings or investigation that is pending or, to the knowledge of the Company, that has been threatened by any other Governmental Body pursuant to any other applicable pharmaceutical- and healthcare-related Legal Requirements. Each of the Acquired Corporations is in compliance in all material respects with all applicable security and privacy standards related to protected health information under HIPAA. No Acquired Corporation has experienced any material security breach or other incident resulting in the unauthorized access to, use of, or disclosure of protected health information. Each Acquired Corporation is, and has at all times since January 1, 2020 been, in compliance in all material respects with all Legal Requirements and contractual obligations regarding the privacy, protection, storage, use and disclosure of Personal Data collected by such Acquired Corporation.

(i) No Acquired Corporation, or to the knowledge of the Company, any Collaboration Partner (with respect to its activity in relation to any material product candidate of an Acquired Corporation), has received any FDA Form 483s, warning letters, untitled letters, cyber letters, notices of violation, consent decrees, notices of investigation, inspectional observations, indictments, sentencing memoranda, plea agreements, court orders, target or no-target letters, proceedings, reviews (including data integrity reviews) or other notice of enforcement action from the FDA or a comparable Governmental Body.

3.12 [deleted.]

3.13 Certain Business Practices. Since January 1, 2020, no Acquired Corporation, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any of their respective Representatives, agents or Collaboration Partners (in each case, acting in the capacity as such and acting for or on behalf of any Acquired Corporation) has (a) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made or offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) accepted any unlawful payments, (d) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect, or (e) materially violated any applicable Global Trade Laws and Regulations. Since January 1, 2020, no Acquired Corporation has received any written communication from a Governmental Body that alleges any of the foregoing.

3.14 Tax Matters.

(a) Each income and other material Tax Return required to be filed by the Acquired Corporations with any Governmental Body have been filed on or before the applicable due date (taking into account any extensions of such due date), all such Tax Returns are accurate and complete in all material respects and all Taxes (regardless of whether not shown as due on a Tax Return) have been paid.

(b) There are no pending audits, actions, examinations, investigations, suits or other proceedings by a Governmental Body in respect of any material Tax or material Tax Return of the Acquired Corporations, and no such audits, actions, examinations, investigations, suits or other proceedings have been proposed or threatened in writing. No deficiency for any material amount of Tax has been proposed, asserted, assessed or threatened by any Governmental Body in writing against the Acquired Corporations, which deficiency has not been satisfied by payment, settled or been withdrawn.

(c) None of the Acquired Corporations is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (i) exclusively between or among the Acquired Corporations or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Tax). No Acquired Corporation (i) has been a member of an affiliated, consolidated, combined or unitary group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign Legal Requirement) other than a group the common parent of which was the Company or (ii) has any material liability for the Taxes of another Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, or otherwise by operation of Legal Requirements.

(d) Within the past two years, no Acquired Corporation has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e) No Acquired Corporation has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Legal Requirements).

(f) Except as set forth on Part 3.14(f) of the Company Disclosure Schedule, no claim has been made in writing by any taxing authority in any jurisdiction where any Acquired Corporation does not file Tax Returns that it is, or may be, subject to tax by that jurisdiction.

(g) There are no material Encumbrances for Taxes on the property or assets of the Acquired Corporations, except for Permitted Encumbrances.

(h) No private letter rulings, technical advice memoranda, closing agreements, or rulings have been entered into or issued by any Governmental Body with respect to the Acquired Corporations that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired. There is no currently effective agreement (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or other document with respect to the Acquired Corporations extending the period of assessment or collection of any material Taxes.

(i) No written claim has been made by any Governmental Body in a jurisdiction where the Acquired Corporations do not file Tax Returns that the Acquired Corporations are subject to taxation by that jurisdiction.

(j) All related party transactions between the Acquired Corporations have been documented and have been conducted at arm’s length as required under applicable Legal Requirements.

(k) No Acquired Corporation will be required to include any material amount in income, or exclude any material item of deduction, in a taxable period ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received outside the ordinary course of business, prior to the Closing Date, (iv) any intercompany transactions occurring prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code that exists as of the Closing Date, (v) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements) executed prior to the Closing Date or (vi) an election under Section 965(h) of the Code.

(l) No Acquired Corporation has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

3.15 Employee Matters. The Company has provided Parent a correct and complete list of all Company Associates providing services to the Acquired Corporations as of the date hereof, which correctly reflects each Company Associate’s: (i) name (except where prohibited by applicable Legal Requirements) and identification number (as applicable); (ii) start date; (iii) location of employment; (iv) status as an employee or independent contractor; (v) title or position; (vi) notice periods (by both the relevant

Acquired Corporation and Company Associate); (vii) base salary, base hourly wage rate, or contract rate; (viii) target bonus rate or target commission rate; (ix) accrued but unused vacation time and/or paid time off as of May 31, 2022; (x) leave of absence status; (xi) visa status, if applicable; and (xii) exempt or non-exempt status (as applicable) under the Fair Labor Standards Act or any other similar Legal Requirements, as applicable.

(b) Subject to applicable Legal Requirements, the service of each Company Associate in the United States is terminable by the Company at will. There are no Company Associate Agreements that require the employing or engaging company to give more than six months’ notice to terminate the employment or engagement of such Company Associate.

(c) Except as set forth on Part 3.15(c) of the Company Disclosure Schedule, no Acquired Corporation is party to, has a duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a union, works council, employee representative or other labor organization representing any of its Company Associates and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any Company Associate. Since January 1, 2020, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any Acquired Corporation or any Company Associate. There is not now pending, and, to the knowledge of the Company, since January 1, 2020, no Person has ever threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute. No notification or consent of any union, works council, employee representative or other labor organization is required for the Company or any Acquired Corporation to enter into this Agreement or to consummate the Transactions contemplated hereunder.

(d) Except as set forth on Part 3.15(d) of the Company Disclosure Schedule, since January 1, 2020, there are and have been no material Legal Proceeding pending or, to the knowledge of the Company, threatened (or any internal grievance or disciplinary proceedings) relating to the employment or engagement of any current or former Company Associate, including relating to any Company Associate Agreement, wages and hours (including overtime), leave of absence, plant closing notification, redundancies and collective redundancies, employment statute or regulation, employee, worker, or independent contractor misclassification, wrongful discharge, unfair dismissal, occupational safety and health, family and medical leave and other statutory leave laws, equal opportunity, pay equity, meal and rest periods, and employee terminations, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or work status, or discrimination matters, including charges of unfair labor practices or harassment complaints. Since January 1, 2020, the Company and each Acquired Corporation have complied with all applicable material Legal Requirements related to employment (and engagement of other persons not engaged as employees), including employment practices, health and safety, wages, hours and other terms and conditions of employment, including proper classification of individual as employees, workers and independent contractors, and other Legal Requirements in respect of any redundancies or other reduction in force, including notice and information and consultation requirements. The Acquired Corporations have complied in all material respects with all Legal Requirements respecting immigration and work authorization (and all persons requiring immigration clearance to work in the jurisdiction in which they are employed or engaged have current and appropriate clearance and all other necessary permissions to remain in that jurisdiction).

(e) Since January 1, 2020, (i) no allegations of discrimination, retaliation, or sexual (or other form of) harassment or misconduct have been made against (A) any officer or director of any Acquired Corporation or (B) any Company Associate who, directly or indirectly, supervises other employees of any Acquired Corporation, and (ii) the Acquired Corporations have not entered into any settlement agreement or conducted any investigation related to allegations of discrimination, retaliation, or sexual (or other form of) harassment or misconduct by or against any Company Associate.

(f) The Acquired Corporations have not, between January 1, 2020, and the date hereof, engaged in any “mass layoff,” “employment loss,” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, any “collective redundancies” as defined by the UK Trade Union and Labour Relations (Consolidation) Act 1992 or any other similar state or local Legal Requirement (collectively, the “WARN Act”). The Company has provided Parent with detailed information about all redundancies implemented in the Acquired Corporations in the last 12 months. There are no ongoing redundancies and there are no proposals to implement any redundancies within the Acquired Corporations in the next 12 months. The Acquired Corporations are and have been in compliance with all mandatory quarantine, shelter in place, workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement in connection with or in response to COVID-19 (including any COVID-19 Response).

3.16 Benefit Plans.

(a) Part 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Employee Plan and each Company Associate Agreement, and separately identifies each Employee Plan that is maintained primarily for the benefit of Company Associates outside the United States (each, a “Foreign Employee Plan”). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all amendments thereto, and all current related trust or other funding documents; (ii) any currently effective determination letters, rulings, opinion letters or advisory opinions received from the IRS or the United States Department of Labor; (iii) the most recently prepared financial statements or actuarial valuation and the most recent Form 5500 filed for an applicable Employee Plan; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code for an applicable Employee Plan; and (vi) any other material correspondence with a Governmental Body.

(b) Neither an Acquired Corporation nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever participated in, maintained, contributed to, or been required to contribute to, or otherwise incurred any liability with respect to, (x) outside of the United States, any pension or retirement plan or scheme under which pension or retirement benefits are or were calculated on a defined benefit basis, or (y) in the United States, a defined benefit pension plan as defined under Section 3(2) of ERISA, multiemployer plan within the meaning of Section 4001 of ERISA, or a multiple employer plan within the meaning of Section 4063 of ERISA.

(c) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect the qualified status of any such Employee Plan. Each of the Acquired Corporations situated in the United Kingdom have complied in all respects with their auto-enrolment obligations under the UK Pensions Act 2008 and associated legislation.

(d) Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code and any applicable requirements imposed by Tax authorities outside of the United States. There are no pending or threatened claims (other than routine claims for benefits in the ordinary course of business) or Legal Proceedings, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or Legal Proceeding, against the Employee Plans, any fiduciaries thereof or the assets of any related trusts. No Employee Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, the UK Pension Regulatory, the SEC or any other Governmental Body, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened. No Acquired Corporation is or could reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. All contributions required to be made to any Employee Plan by applicable Legal Requirements or otherwise, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company in accordance with GAAP. Each Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies both in form and operation with the requirements of Section 409A of the Code in all material respects.

(e) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither any Acquired Corporation nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of an Acquired Corporation pursuant to any retiree medical benefit plan or other retiree welfare plan.

(f) All Foreign Employee Plans comply in all material respects with applicable local Legal Requirements, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except where such failure to comply or failure to be so funded and/or book reserved has not had and would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Acquired Corporations or otherwise interfere in any material respect with the conduct of their respective businesses as now being conducted.

(g) Except as set forth on Part 3.16(g) of the Company Disclosure Schedule, the consummation of the Transactions (whether alone or in combination with other events or circumstances) will not, directly or indirectly: (i) cause the Acquired Corporations to transfer or set aside any material assets to fund any benefits under any Employee Plan; (ii) entitle any current or former Company Associate to severance pay, unemployment compensation or any other payment or benefit; (iii) accelerate the time of payment, vesting or exercisability, or materially increase the amount of, compensation or benefits due to any such employee, director, officer, independent contractor or other service provider; or (iv) result in any limitation on the right of any Acquired Corporation to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by any Acquired Corporation in connection with the Transactions (whether alone or in combination with other events or circumstances) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Employee Plan or Company Associate Agreement provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code (or any equivalent laws or Legal Requirements).

(h) Except as set forth on Part 3.16(h) of the Company Disclosure Schedule, since January 1, 2020, no Acquired Corporation entered into any Contract which involved or may involve any Acquired Corporation acquiring or disposing of any undertaking or part of one, to which the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 may apply, whether on commencement or termination of such Contract or otherwise. No Company Associate has had their terms of employment or engagement varied for any reason as a result of or in connection with any such transfer.

3.17 Environmental Matters.

(a) The Acquired Corporations are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business.

(b) There is no material investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against an Acquired Corporation or, to the knowledge of the Company, in respect of any Leased Real Property.

(c) The Acquired Corporations have not received any written notice or report of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of the respective Acquired Corporations relating to or arising under Environmental Laws.

(d) To the knowledge of the Company, there are and have been no Hazardous Materials present or released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or liability of an Acquired Corporation under any Environmental Law.

(e) No Acquired Corporation has contractually assumed any material liability of another Person relating to Environmental Laws.

3.18 Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. The Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. All such insurance policies are in full force and effect, no notice of termination, cancellation, non-renewal or modification has been received (other than a notice in connection with ordinary renewals), all premiums due and payable thereon have been paid in accordance with the terms of such policies and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Part 3.18 of the Company Disclosure Schedule sets forth an accurate and complete list of the insurance policies of the Acquired Corporations.

3.19 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against an Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as (i) would not reasonably be expected to have a Material Adverse Effect, and (ii) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer and Merger.

(b) As of the date hereof, there is no order, writ, injunction or judgment to which an Acquired Corporation is subject that (i) would reasonably be expected to have a Material Adverse Effect or (ii) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer and Merger.

(c) To the Company’s knowledge, as of the date hereof, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being threatened.

3.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority, and has taken all corporate action necessary, to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) agreed that this Agreement shall be subject to Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Parent or Purchaser, as applicable, pursuant to the Offer, which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.21 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and the Support Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22 Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition and the accuracy of the representations and warranties set forth in Section 4.8, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.23 Non-Contravention; Consents. Except as set forth on Part 3.23 of the Company Disclosure Schedule, assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Part 6.2(c) of the Company Disclosure Schedule, and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of any Acquired Corporation; (b) cause a violation by any Acquired Corporation of any Legal Requirement or order applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (c) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Material Contract or (d) result in a the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation, except in the case of clause (b), as would not reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Part 6.2(c) of the Company Disclosure Schedule and the rules and regulations of the SEC and Nasdaq, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger or other Transactions, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive are not reasonably likely to have a Material Adverse Effect.

3.24 Opinion of Financial Advisors. The Company Board (in such capacity) has received the oral opinion (subsequently confirmed in writing) of Morgan Stanley & Co. Incorporated as financial advisor to the Company, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Offer Price to be paid to the holders of Shares (other than the Company, Parent, Purchaser or any of their respective Affiliates) in connection with the Offer and the Merger is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied upon by Parent or Purchaser.

3.25 Brokers. Except for Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”), no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all Contracts in effect between an Acquired Corporations and the Company Financial Advisor pursuant to which the Company Financial Advisor is entitled to any payment(s) from the Acquired Corporations relating to the Transactions (collectively, the “Company Financial Advisor Contracts”).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any such failure would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Purchaser is in violation in any material respect of its certificate of incorporation, bylaws or similar organizational documents.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes, when executed and delivered by Parent, the legal, valid and binding obligation of Parent and Purchaser and is, or shall be, as applicable, enforceable against them in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Purchaser under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Part 6.2(c) of the Company Disclosure Schedule, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents (and any amendment or supplement thereto), if applicable, or the Schedule 14D-9 based upon information supplied to Parent or Purchaser by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or threatened, against Parent or Purchaser, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to have a Parent Material Adverse Effect.

4.7 Funds. Parent has sufficient cash or liquid financial resources to, and at the Offer Acceptance Time and Effective Time, Parent will have, and shall cause Purchaser to have, the cash necessary to, consummate the Transactions, including payment in cash of the aggregate Offer Price at the Effective Time and to pay all related fees and expenses. Parent and Purchaser acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

4.8 Ownership of Company Common Stock. Except as contemplated by this Agreement, neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Purchaser and their respective Affiliates, stockholders and Representatives, Parent and Purchaser and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Acquired Corporations and their respective Affiliates, stockholders and Representatives, certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access to Information. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, subject to the terms and limitations hereof, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations’ Representatives, personnel, properties and assets, and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and provide copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations to the extent reasonably requested by Parent and its Representatives for business purposes relating to the Transaction or the planned integration or operation of the Acquired Corporations following the Closing; provided, however, that (i) any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property and (ii) any physical access may be limited by the Company to the extent necessary to comply with (A) any applicable Legal Requirement, directive, guideline or recommendation from any Governmental Body arising out of, or otherwise related to, the COVID-19 pandemic (including any COVID-19 Response) and to ensure that such access, in light of the COVID-19 pandemic or any such Legal Requirement, directive, guidelines or recommendation (including any COVID-19 Response), does not jeopardize the health and safety Company’s or its Subsidiaries’ employees, in which case access shall instead be provided by electronic means or (B) any access and similar requirements imposed by applicable Legal Requirements with respect such facility. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to disclose or provide access to any information to Parent if such disclosure could, in its reasonable discretion, (A) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (B) contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (so long as the Company has reasonably cooperated with Parent to permit such disclosure to the extent permitted by any applicable Legal Requirement or by any binding agreement); provided, further, that (x) the Company shall use commercially reasonable efforts during the Pre-Closing Period, upon the reasonable written request of Parent, to provide Parent with redacted versions of any documents withheld in accordance with the foregoing sub-clause “(B)” and (y) information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company reasonably determines that doing so is reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated July 15, 2020, between the Company and Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the executive officer or other Person designated by the Company.

5.2 Operation of the Acquired Corporations’ Business.

(a) During the Pre-Closing Period: (i) except (A) as required or contemplated under this Agreement or as required by applicable Legal Requirements, (B) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (C) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall, and shall cause each of the other Acquired Corporations to, conduct its business and operations in the ordinary course (provided, that the Company may take actions outside of the ordinary course of business to the extent reasonably necessary (1) to protect the health and safety of the Company’s or its Subsidiaries’ employees in respect of the Acquired Corporations’ business activities in response to COVID-19 or (2) to implement a COVID-19 Response, and provided, further, that the Company provides written notice to Parent, to the extent not prohibited by applicable Legal Requirements, prior to taking such actions), and (ii) the Company shall notify Parent as soon as reasonably practicable and to the extent not prohibited by applicable Legal Requirements of (A) any knowledge of the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving any Acquired Corporation that relates to the consummation of the Transactions. The Company shall, and shall cause each Acquired Corporation to, use commercially reasonable efforts to (w) conduct its business in the ordinary course in all material respects, (x) preserve intact its materials assets (including technology) and material components of its business organizations, (y) keep available the services of its present executive officers and key employees and (z) maintain business relationships and good will with Governmental Bodies with jurisdiction over the operation of the Acquired Corporations, customers, suppliers, licensors, licensees, distributors, Collaboration Partners and other business partners, in each case, that have material business relations with the Acquired Corporations.

(b) During the Pre-Closing Period, except (i) as required or contemplated under this Agreement or as required by applicable Legal Requirements, (ii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as set forth in Part 5.2 of the Company Disclosure Schedule, the Acquired Corporations shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock (including the Shares) or other equity interests (except that the Company may issue Shares as required to be issued upon the settlement of vested RSUs outstanding on the date of this Agreement or exercise of vested Company Options or Company Warrants or the vesting of Company Stock Awards outstanding as of the date of this Agreement and reflected in Section 3.3(c) and except that the Company may issue Company Options and RSUs to new employees who were offered a specific number of Company Options and/or RSUs as part of offer letters that were executed prior to the date of this Agreement and disclosed in Part 5.2(b)(i) of the Company Disclosure Schedule; provided, that such Company Options and RSUs may not exceed the number of shares of Company Common Stock set forth on Part 5.2(b)(i) of the Company Disclosure Schedule and, in the case of Company Options, will have a strike price determined using the fair market value methodology set forth on Part 5.2(b)(i) of the Company Disclosure Schedule) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Share) or other equity interests of the Acquired Corporations, or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Company; (2) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards or Company Warrant pursuant to the terms thereof (in effect as of the date hereof) (3) between the Company and a Subsidiary or (4) except as necessary to facilitate the exercise or cash cancellation of any vested RSUs or Company Options or Company Warrants;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Corporation (other than pursuant to Contracts in effect as of the date of this Agreement that have been made available to Parent) of (A) any capital stock, equity interest or other security of the Acquired Corporation, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Corporation or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Corporation (except that the Company may issue (1) Shares as required to be issued upon the settlement of vested RSUs outstanding on the date of this Agreement or exercise of vested Company Options or Company Warrants or the vesting of Company Stock Awards outstanding as of the date of this Agreement and reflected in Section 3.3(c) and (2) Company Options and RSUs to new employees who were offered a specific number of Company Options and/or RSUs as part of offer letters that were executed prior to the date of this Agreement and as individually disclosed and enumerated in Part 5.2(b)(i) of the Company Disclosure Schedule; provided, that such Company Options and RSUs may not exceed the number of shares of Company Common Stock set forth on Part 5.2(b)(i) of the Company Disclosure Schedule and, in the case of Company Options, will have a strike price determined using the fair market value methodology set forth on Part 5.2(b)(i) of the Company Disclosure Schedule);

(iv) except pursuant to Section 6.4, as required under any Employee Plan as in effect on the date hereof or under any applicable Legal Requirements, (A) establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting or payment under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof) (except as necessary to facilitate the exercise or cash cancellation of any vested RSUs or Company Options or Company Warrants in accordance with Section 2.8), (B) grant current or former Company Associate any awards or accelerate the vesting or lapse in restrictions of any compensation or benefits (except as necessary to facilitate the exercise or cash cancellation of any vested RSUs or Company Options or Company Warrants in accordance with Section 2.8), (C) grant or increase any grant to any current or former Company Associate’s compensation, bonuses or other benefits (1) for anyone who would be or report to the Chief Executive Officer or (2) for all Company Associates collectively, other than anyone who would be or report to the Chief Executive Officer of the Company, by more than 3% in the aggregate, of all Company Associates’ total target annual compensation, or (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits;

(v) (A) enter, amend or permit the adoption of any Company Associate Agreement, employment, severance or other agreement with anyone who would be, or report to, the Chief Executive Officer of the Company or any direct report thereof or any material consulting agreement with any independent contractor, (B) hire or promote any employee or other service provider outside of the Company’s ordinary course or in a manner that is inconsistent with the Company’s annual hiring budget who has (or would have, if hired), a total target annual compensation opportunity (base salary, target annual bonus, other target incentive opportunity and target cash long-term incentive opportunity) of $200,000 or more, except that the Company may hire new employees to fill a new or vacant role within the salary ranges set forth next to each role in Part 3.3(e) of the Company Disclosure Schedule and provide promotions or mid-year salary increases in the ordinary course, so long as such promotions and mid-year salary increases do not, in the aggregate, exceed 3% in the aggregate of all Company Associates’ total target annual compensation, or (C) terminate (other than for cause) the employment or services of any Company Associate;

(vi) amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Acquired Corporations may make any capital expenditure (A) that (1) is provided for in the Company’s capital expense budget set forth in Part 5.2(b)(viii) of the Company Disclosure Schedule, which expenditures shall be in accordance with the categories set forth in such budget; or (2) when added to all other capital expenditures (excluding any capital expenditures contemplated by clause “(B)” of this Section 5.2(b)(viii)) made on behalf of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget set forth in Part 5.2(b)(viii) of the Company Disclosure Schedule, does not exceed $150,000 individually and $500,000 in the aggregate) or (B) to repair, renew and replace computers and other office equipment of the Acquired Corporations in the ordinary course of business;

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish, disclaim, dedicate to the public or permit to lapse (other than any Patent Rights expiring at the end of its statutory term and not capable of being extended or otherwise under Contracts set forth on Part 5.2(b)(ix)), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, (A) in the ordinary course of business in amounts not exceeding $500,000 individually or $1,000,000 in the aggregate and (B) pursuant to dispositions of obsolete, surplus or worn out tangible assets that are no longer useful in the conduct of the business of the Acquired Corporations in amounts not exceeding $500,000 individually or $1,000,000 in the aggregate);

(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for intercompany loans among the Acquired Corporations and advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto);

(xi) (A) amend, modify, waive or release any material rights under or terminate any Material Contract or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (other than non-renewals or autorenewals occurring in the ordinary course of business or terminations at the end of such Contract’s term in accordance with the terms of such Contract or amendments or modifications in respect of clinical trial agreements in the ordinary course of business) or (B) enter into any Contract that would constitute a Material Contract if it were if it were in effect on the date of this Agreement (other than Contracts relating to the acquisitions of clinical trial materials and suppliers in the ordinary course of business and replacement or substitute Contracts that are on substantially similar terms as such terminated Contracts);

(xii) except as required by applicable Legal Requirement or as otherwise is in the ordinary course of business, (A) file any amended income or other material Tax Return, (B) make any material change to any method of financial or Tax accounting (or accounting principles in connection therewith), (C) make or change any material Tax election, (D) surrender any material claim for a refund of Taxes, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its subsidiaries (other than pursuant to an extension of time to file a Tax Return) or (F) enter into any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than commercial agreements or contracts not primarily related to Tax and entered into in the ordinary course of business or any agreement among or the Acquired Corporations);

(xiii) commence any Legal Proceeding inconsistent with past practice, except (A) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect or valuable asset of its business (provided that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof) or (B) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $500,000 individually (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporations), (B) do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and do not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against any Acquired Corporation or grant to any third party a license, cross license or similar arrangement with respect to any Company IP or products of any Acquired Corporation and (C) provide for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.6, as applicable;

(xv) enter into any collective bargaining agreement or other agreement with any labor organization;

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; provided, that the Company shall be permitted to take any action reasonably necessary to effectuate the dissolution of and strike-off from the UK’s registrar of companies of each of the Persons set forth on Part 3.1(a) of the Company Disclosure Schedules;

(xviii) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable Legal Requirements;

(xix) commence any new clinical trial in respect of any Key Product, other than new clinical trial investigator sites and clinical trials set forth on Part 5.2(b)(xix) of the Company Disclosure Schedule;

(xx) terminate any clinical trials in respect of any Key Product that are ongoing as of the date hereof, except as required by applicable Legal Requirements or in accordance with industry practice to protect human subjects or for any safety outcomes necessitating the termination of such clinical trial;

(xxi) fail to maintain in full force and effect the existing insurance policies of the Acquired Corporations or to renew or replace such insurance policies with comparable insurance policies;

(xxii) abandon or let lapse, or otherwise fail to maintain, any material Company IP, except non-exclusive licenses and sublicenses of Company IP to customers or suppliers of the Acquired Corporations;

(xxiii) disclose to any third party other than pursuant to written confidentiality obligations, or otherwise fail to maintain, any material Know-How, except for non-confidential Know-How disclosed to investors, at conferences, lectures, presentations or press releases or through social media by the Acquired Corporations in their reasonable business judgment; or

(xxiv) authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xxiii)” of this Section 5.2(b).

Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in all material respects to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, this Agreement,

(b) The Acquired Corporations shall, and shall direct their Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or any inquiries, proposals, offers or requests that could reasonably be expected to lead to an Acquisition Proposal. Except as otherwise expressly permitted by this Section 5.3(b) or Section 6.1, during the Pre-Closing Period the Acquired Corporations shall not, and shall direct their Representatives not to, (i) directly or indirectly, continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition

Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (D) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents; (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, unless, solely in the case of this clause (iii), (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, in which event the Acquired Corporations may take the actions described in this clause (iii) solely to the extent necessary to permit a third party to make, on a confidential basis to the Company Board, an Acquisition Proposal and (B) the Company complies with the obligations set forth in Section 5.3(d) or (iv) resolve or agree to do any of the foregoing. As promptly as reasonably practicable (and in any event within three business days) following the date hereof, the Company shall request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information previously furnished to any Person (other than Parent) that has, within the one-year period prior to the date of this Agreement, made or indicated an intention to make an Acquisition Proposal and the Company shall, and shall, within one business day following the date hereof, cause the other Acquired Corporations to, terminate access by any third Person who has made or would reasonably be expected to make an Acquisition Proposal (other than Parent and its Representatives ) to any data room (virtual or actual) containing any confidential information of any Acquired Corporation.

(c) If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time any Acquired Corporation or any of their Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, (A) after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer, and (B) after consultation with the Company’s outside legal counsel, that the failure to take such action described in clauses (1) and (2) of this Section 5.3(c) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (1) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (2) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into as contemplated by this Section 5.3 promptly (and in any event within one day) of the execution thereof.

(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within the shorter of one business day or 36 hours) notify Parent if any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, or any initial request for non-public information concerning the Company from any Person or group who has made or could reasonably be expected to make an Acquisition Proposal, in each case, are received by any Acquired Corporation or any Representative thereof and provide to Parent unredacted copies of any written requests, inquiries, proposals or offers or other materials, including proposed agreements and summaries of the material terms and conditions of any oral requests, inquiries, proposals or offers (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto), the name of such Person or group and a summary of any material unwritten terms and conditions thereof, and the nature of any information requested, (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal or any requests, inquiries, proposals or offers (including by furnishing copies of any further amendments thereto) on a prompt basis (and in any event within the shorter of one business day or 36 hours of such material development, discussion or negotiation), and (iii) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided, this Section 5.3(e) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except to the extent permitted by Section 6.1(b).

(f) The Company agrees that in the event any Acquired Corporation or any Representative of any Acquired Corporation takes any action which, if taken by the Acquired Corporation, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) Unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, unless the Company Board has made a Company Adverse Change Recommendation in accordance with Section 6.1(b), neither the Company Board nor any committee thereof shall (i)(A) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Schedule 14D-9 or (C) adopt, approve, recommend or declare advisable, or resolve, agree or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”); or (ii) adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (other than an Acceptable Confidentiality Agreement) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, or that requires, or is reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions.

(b) Notwithstanding anything to the contrary contained in Section 6.1(a), at any time prior to the Offer Acceptance Time:

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 5.3) from any Person that has not been withdrawn and after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement pursuant to Section 8.1(h) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h) at least four business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation) and, to the extent desired by Parent, during such four-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent information with respect to such Acquisition Proposal contemplated to be provided in accordance with Section 5.3(d), (2) the Company shall have given Parent the four-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to any written proposals and any revised terms made by Parent in writing during such period, if any, after consultation with the Company’s financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(h) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 6.1(b)(i) shall also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment or modification to any Acquisition Proposal and require a new Determination Notice, except that for purposes of the foregoing the references to four business days shall be deemed to be three business days. Nothing in this Section 6.1 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; provided, that this last sentence of Section 6.1(b)(i) shall not be deemed to permit the Company Board to make a Company Adverse Change Recommendation except to the extent permitted by this Section 6.1; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation and, to the extent desired by Parent, during such four-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances underlying the Change in Circumstance that render a Company Adverse Change Recommendation necessary, (2) the Company shall have given Parent the four-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that for purposes of such subsequent Determination Notice, the references to four business days shall be deemed to be two business days.

6.2 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all necessary documentation and information with any Governmental Body to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration or otherwise make any accommodation, commitment or incur any liability or obligation to any third-party to obtain any consent or approval required for the consummation of the Transactions under any Contract.

(b) Notwithstanding the foregoing, nothing in this Section 6.2 or otherwise in this Agreement shall require Parent or its Affiliates to (i) negotiate, commit to or effect, by consent decree, mitigation agreement, national security agreement, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Parent or any of their respective Affiliates or Subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company, the Parent or any of their respective Affiliates or Subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Company, the Parent or any of their respective Affiliates or Subsidiaries, (v) effectuate any other change or restructuring of the Company, the Parent or any of their respective Affiliates or Subsidiaries and (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets the Company, the Parent or any of their respective Affiliates or Subsidiaries.

(c) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten business days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; (ii) promptly, but in no event later than ten business days after the date hereof, make all other filings, notifications or other consents (or where required by an applicable Legal Requirement a draft thereof) (A) as may be required to be made or obtained by such Party under foreign Antitrust Laws and (B) as may be required to satisfy the voluntary filing regime of CFIUS; (iii) promptly, but in no event later than ten business days after the date hereof so long as the Company uses reasonable best efforts to promptly provide all information that is necessary and reasonably requested by Parent to, make all draft filings, notifications or other consents as may be required to satisfy the voluntary filing regime of the applicable Governmental Body under the NSIA; provided, that in the event the applicable Governmental Body under the NSIA requests any updates to such draft filings, notifications or consents, the Parties shall promptly, but in no event later than five business days after receipt of such request by Parent and the Company, make appropriate updates to such draft filings, notifications or consents and resubmit such updated drafts to the applicable Governmental Body under the NSIA; (iv) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies, including in accordance with any Foreign Direct Investment Laws (whether mandatory or in connection with a voluntary file regime), in connection with the Transactions; and (v) expeditiously supply any additional information that reasonably may be required or requested, including but not limited to any second request, by the FTC, the DOJ, CFIUS, or any foreign or domestic Governmental Body responsible for the enforcement of any Antitrust Law or Foreign Direct Investment Law (including but not limited to the NSIA). Without limiting the foregoing, Parent and the Company hereby agree that (x) a voluntary notification is necessary and should be submitted to CFIUS under 31 C.F.R. § 800 subpart E and all appropriate filings of all notifications and report forms shall be made to such Governmental Body in accordance with such Foreign Direct Investment Laws no later than ten business days after the date hereof and (y) a voluntary notification is necessary and should be submitted to the applicable Governmental Body under the NSIA and all appropriate draft filings of all notifications and report forms shall be made to such Governmental Body in accordance with such Foreign Direct Investment Laws no later than ten business days after the date hereof so long as the Company uses reasonably best efforts to promptly provide all information that is necessary and reasonably requested by Parent to make such draft filings and all updates to such draft filings shall be resubmitted no later than five business after the receipt by Parent and the Company of a request from the applicable Governmental Body under the NSIA to update such draft filings.

(d) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ, CFIUS or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other Party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (documents provided pursuant to this provision may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege or confidentiality concerns) (other than Item “4(c)” and “4(d)” “documents” as those terms are used under the HSR Act), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding; provided that notwithstanding anything to the contrary in this Section 6.2, Parent shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies (including with respect to timing and potential ways to address any concerns that may be raised) and shall lead and direct all submissions to, meetings, negotiations and communications with any Governmental Body in connection with matters related to any Antitrust Law and any Foreign Direct Investment Laws. Purchaser shall pay all filing fees under the HSR Act and for any other filing made to a Governmental Body, but the Company shall bear its own costs for the preparation of any such filings. Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend, directly or indirectly, any applicable waiting period, or pull and refile any filing or notice to a Governmental Body, in each case, without the prior written consent of the other (which will not be unreasonably withheld, conditioned or delayed).

(e) Parent agrees that, from the date of this Agreement through the Effective Time or termination of this Agreement, if earlier, it shall not directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting or review periods pursuant to the HSR Act, the DPA or any other applicable Legal Requirements, (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or (iii) otherwise materially delay or materially impede the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement ((i), (ii) and (iii) collectively, “Regulatory Hurdles”).

6.3 Company Stock Awards. Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (a) accelerate the vesting and exercisability (as applicable) of each unvested Company Stock Award then outstanding so that each such Company Stock Award shall be fully vested and exercisable (as applicable) effective as of immediately prior to, and contingent upon, the Effective Time (or, in the case of EMI Options, three business days prior to the Initial Expiration Date) in accordance with Sections 2.8(a), 2.8(b) and 2.8(c), (b) terminate each Company Equity Plan (except as otherwise agreed by Parent and a holder thereof) effective as of and contingent upon the Effective Time and (c) following the vesting acceleration described in (a) above, cause, as of the Effective Time, each unexpired and unexercised Company Option and each unexpired RSU then outstanding as of immediately prior to the Effective Time (and each plan, if any, under which any Company Stock Award may be granted except, with respect to any such plan, as otherwise agreed by Parent and a holder thereof) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8. Without limiting any of the provisions herein, any written or board-based notices or actions, or participant communications needed to effectuate the matters set forth in this Section 6.3, shall be subject to the prior review, comment and approval of Parent, which review, comment or approval shall not be unreasonably withheld.

6.4 Employee Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such one year period (each, a “Continuing Employee”) with (i) a base salary (or base wage rate, as the case may be) and target annual cash incentive opportunities, each of which is no less favorable than the base salary (or base wage rate, as the case may be) and target annual cash incentive opportunities provided to such Continuing Employee immediately prior to the Effective Time, (ii) commission targets (excluding equity incentive compensation or any equivalent long-term incentive compensation) that are substantially comparable in the aggregate to the commission targets provided to such Continuing Employee immediately prior to the Effective Time and (iii) health and welfare benefits (excluding, for the avoidance of doubt, equity incentive compensation or any equivalent long-term incentive compensation) that are at least substantially comparable in the aggregate to those provided to such Continuing Employee by the Acquired Corporations immediately prior to the Effective Time (including by permitting such Continuing Employees to participate in the plans provided by Parent or its Affiliates to their respective similarly situated employees. Notwithstanding the foregoing, Parent shall assume and honor, and shall cause the Surviving Corporation and their respective Affiliates to assume and honor, the Employee Plans set forth in Part 6.4 of the Company Disclosure Schedule that provide for severance payments and benefits to any Continuing Employee whose employment ends for a severance-qualifying reason pursuant to such Employee Plan to the extent such severance payments and benefits are substantially comparable or more favorable to the Continuing Employees than the benefit plans sponsored by Parent or its Affiliates that would otherwise provide severance payments and benefits to the Continuing Employees. Without limiting the foregoing:

(a) To the extent that any Continuing Employee commences participation in any benefit plan of Parent after the Effective Time, Parent shall use commercially reasonable efforts to ensure that each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including levels of benefits under Parent’s vacation policy) and eligibility for vesting under Parent employee benefit plans and arrangements with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date, provided that the foregoing shall not result in the duplication of benefits, or the funding thereof, or to benefit accrual under any pension plan.

(b) To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.

(c) If requested by Parent in writing delivered to the Company not less than five business days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company’s 401(k) Plan, effective as of immediately prior to the Effective Time. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent.

(d) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Section 6.4 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of any Acquired Corporation as of the date of this Agreement or have been directors or officers of any Acquired Corporation in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Corporation (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Corporation and said Indemnified Persons (as set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, except as required by applicable Legal Requirements, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Corporation against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of an Acquired Corporation in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of an Acquired Corporation at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Acquired Corporations as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c) (the “Existing D&O Policy”); provided that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage which shall include a “tail” or “runoff” insurance coverage, (ii) Parent or the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”) and (iii) if requested by Parent, the Company shall issue a broker of record letter acceptable to Parent permitting Parent’s insurance broker to negotiate and place such “tail” or “runoff” insurance of comparable coverage, and Parent shall have the right to negotiate such coverage and the Company shall reasonably cooperate therewith. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(d) In the event Guarantor, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. The Company shall promptly notify Parent of any litigation against the Company and/or its directors or officers (in their respective capacities as such) relating to the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall control any Transaction Litigation; provided, that the Company shall give Parent an opportunity to review and comment in advance on all material filings or responses to be made by the Company in connection with any such litigation, but not to control or direct the Transaction Litigation, and the Company shall in good faith take such comments into account. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.6, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to any Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.7 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions pursuant to any applicable Legal Requirement or Material Contract set forth on Part 6.7(a) of the Company Disclosure Schedule, (b) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract set forth on Part 6.7(a) of the Company Disclosure Schedule by such Party in connection with the Transactions and (c) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third party against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement or the rules and regulations of any national securities exchange or national securities quotation system; and (c) no Party shall need to consult with any other Party, or obtain its consent, in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e), or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors or authorized committees thereof shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Company Material Adverse Effect and (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.9(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy under this Agreement.

6.10 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Stock Awards and Company Warrants in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time, the Compensation Committee of the Company Board, at a meeting duly called and held, shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between, among others, Parent, Purchaser, the Company or any their respective Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act. The Company shall provide a true and complete copy of the resolutions of the Compensation Committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence to Parent prior to execution of this Agreement (the form and substance of which resolutions shall be subject to review and approval of Parent).

6.12 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

6.14 Equity Financing Deposit.

(a) Concurrently with the entry into this Agreement, Parent has deposited, or caused to be deposited, $12,0000,000 in cash (the “Equity Financing Funds”), free and clear of any Encumbrances, in a segregated bank account in London, United Kingdom (the “Restricted Bank Account”) at HSBC UK Bank Plc (the “UK Bank”) to satisfy payment of the Equity Financing pursuant to Section 8.4. The Equity Financing Funds in the Restricted Bank Account shall be administered and distributed by Parent in accordance with Section 6.14(b) and Section 8.4.

(b) During the period from the date of this Agreement until the earliest of (x) the Effective Time, (y) the payment of the Equity Financing by Parent (or its Affiliates) to the Company pursuant to Section 8.4 or the earlier expiration of the Financing Election Period if the Company fails to deliver to Parent a Financing Election Notice during the Financing Election Period or (z) if the Agreement is terminated in circumstances where the Equity Financing is not payable in accordance with the terms hereof, the date of such termination, (i) Parent shall (A) cause, at all times during such period, the unrestricted cash balance of the Restricted Bank Account to equal or exceed $12,000,000 and all funds in the Restricted Bank Account to be held free and clear of any Encumbrances, except for such Encumbrances contemplated by this Section 6.14 and Section 8.4, and (B) deliver to the Company, within five business days after the last day of each calendar month during such period, a statement of account or similar account balance statement for such calendar month with respect to the Restricted Bank Account, certified in writing by Parent and in form customarily provided by the UK Bank, and (ii) none of Parent, any of Parent’s Affiliates or any of their respective Representatives shall sell, deliver, pledge, transfer, assign or encumber or authorize the sale, delivery, pledge, transfer, assignment or encumbrance of the Restricted Bank Account or all or any portion of the funds therein, including any such sales, deliveries, transfers or assignments to another bank, bank account or bank location, without the prior written consent of the Company.

6.15 Payment of Discretionary Broker Fees. The Company shall not, and shall not permit any of the other Acquired Corporations to, make any payment of any discretionary fees, commissions or other similar voluntary payments to the Company Financial Advisor pursuant to the Company Financial Advisor Contracts prior to the Effective Time. The Company and Parent hereby agree that any such discretionary payments to be paid pursuant to the Company Financial Advisor Contracts shall be made by the Surviving Corporation, as determined in the sole discretion of the board of directors of the Surviving Corporation, following the Effective Time.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement or order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment or have caused to be accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company if the Offer (as it may have been extended in accordance with this Agreement) shall have expired or shall have been terminated or withdrawn pursuant to its terms and this Agreement without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is attributable primarily to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of Shares pursuant to the Offer;

(c) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is attributable primarily to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent at any time prior to the Offer Acceptance Time, if: (i)(A) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or (B) there shall have been a Company Adverse Change Recommendation; (ii) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation (A) within five business days after Parent so requests in writing if an Acquisition Proposal has been publicly announced and not publicly withdrawn or has not been publicly announced but has been received by the Company and not withdrawn (provided that, Parent may make such request pursuant to this clause (A) no more than once with respect to any Acquisition Proposal (but provided, further that each time a Determination Notice is delivered Parent shall be entitled to make a new such request)) or (B) within ten business days after Parent so requests, if no Acquisition Proposal has been publicly announced or has been received by the Company), provided that, Parent may only make such request pursuant to this clause (B) once every 30 days; or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act other than the Offer, the Company Board (A) states that it recommends such tender or exchange offer or (B) fails to recommend rejection of such tender offer or exchange offer and reaffirm the Company Board Recommendation in a solicitation/recommendation Statement on Schedule 14D-9 within ten business days of the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, within two business days prior to the Expiration Date);

(e) by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior to 5 p.m. Eastern Time on October 20, 2022 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Offer Acceptance Time to occur prior to the End Date is attributable primarily to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party; provided, further, that if on the End Date all of the conditions set forth in Annex I, other than the conditions set forth in clauses “(a)”, “(e)”, “(f)” or “(g)” of Annex I, shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), the End Date shall be automatically extended to November 19, 2022 (and in the case of such extension, any reference to the End Date in any provision of this Agreement) shall be a reference to the End Date as so extended);

(f) [deleted];

(g) [deleted];

(h) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Company Board shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”) in accordance with Section 6.1(b); provided that (x) the Acquired Corporations shall have complied in all material respects with Section 5.3 and Section 6.1 in relation to such Superior Offer and (y) the Company shall have paid, or caused to be paid, to Parent the Company Termination Fee as provided in Section 8.3, by wire transfer of immediately available funds prior to or concurrently with any such termination;

(i) by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause “(b)”, “(c)” or “(h)” of Annex I would not be satisfied and such breach or failure to perform cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(i) if either Parent or Purchaser is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 8.1(j);

(j) by the Company at any time prior to the Offer Acceptance Time, if (i) a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, which breach or failure has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) such breach or failure to perform cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(j) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit Parent to terminate this Agreement pursuant to Section 8.1(i); or

(k) by the Company if Purchaser shall have (i) failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) without the prior written consent of the Company or (ii) if Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.1(h).

8.2 Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Acquired Corporations or any of their respective former, current or future directors, officers, partners, stockholders, optionholders, managers, members or Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 (other than Section 9.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach of this Agreement prior to termination. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, the second sentence of Section 2.6(a) and the second to last sentence of Section 6.2(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(h);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) or at the time this Agreement is otherwise terminated, Parent had the right to terminate this Agreement pursuant to Section 8.1(d)); or

(iii) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) (provided that (1) at the time of any such termination, the Minimum Condition is not satisfied, and (2) with respect to any such termination by the Company, the right to terminate this Agreement pursuant to Section 8.1(e) is then available to Parent) or pursuant to Section 8.1(b) or by Parent pursuant to Section 8.1(i) resulting from a breach by the Company of Section 5.3 or Section 6.1, or a Willful Breach by the Company of Section 1.2 or Section 6.2 prior to the termination of this Agreement, (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal, or any Acquisition Proposal shall have been communicated to the Company Board, in each case after the date hereof and prior to such termination (unless such Acquisition Proposal was withdrawn at least two business days prior to such termination (such withdrawal to be public, if such Acquisition Proposal shall have been publicly disclosed)) and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 8.3(b)(ii), within two business days after such termination or (z) in the case of Section 8.3(b)(iii), prior to or concurrently with the earlier of entering into the definitive agreement with respect to, or consummating, the Acquisition Proposal referred to in clause (z) of Section 8.3(b)(iii); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $7,250,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Parent Related Parties”) or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall have no further liability, whether pursuant to a claim in law or in equity, to Parent, Purchaser or any of their respective Affiliates or any other Person, and no Parent Related Party or other Person shall be entitled to bring or maintain any claim, action or proceeding against any of the Acquired Corporations or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, the “Company Related Parties”), in each case, arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.5(b), but in no event shall Parent be entitled to both specific performance and the payment of the Company Termination Fee. Any Company Termination Fee paid to Parent pursuant to this Section 8.3(b) shall be offset against any award for damages given in any final and nonappealable judgment of a court of competent jurisdiction against the Company to Parent relating to the Transactions.

(c) Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that none of the foregoing shall relieve any Company Related Party from any liability for Fraud or Willful Breach of this Agreement prior to such termination.

(d) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding to collect such amounts which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at a rate equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

8.4 Equity Financing.

(a) In the event that this Agreement is terminated by either Parent or the Company (i) pursuant to Section 8.1(c), if the issuance of the relevant order, decree or ruling, or the taking of the relevant action, is pursuant to any Foreign Direct Investment Law or (ii) pursuant to Section 8.1(e), if the failure of the Offer Acceptance Time to have occurred by the End Date (not taking into account whether the Minimum Condition is then satisfied) is a result of the failure to satisfy the Foreign Investment Condition on or before such date, then, the Company may elect to consummate the Equity Financing, which election may be made in the Company’s sole discretion, by delivering to Parent within ten business days of any such termination (the “Financing Election Period”), a written notice (the “Financing Election Notice”) of its decision to elect to consummate the Equity Financing, and thereupon, (A) no later than one business day after the Company’s delivery of the Financing Election Notice to Parent, the Company, Guarantor and Parent (or Parent’s applicable Affiliate(s)) shall execute and deliver the Securities Purchase Agreement in the form attached as Exhibit C (the “SPA”), (B) no later than five business days after the Company’s delivery of the Financing Election Notice to Parent, Parent shall pay, or cause one or more of its Affiliates to pay, to the Company an amount in cash equal to $12,000,000 pursuant to the SPA (the “Equity Financing”) out of the Restricted Bank Account, by wire transfer of same day funds and (C) promptly upon receipt of the Equity Financing, the Company shall issue Parent (or its applicable Affiliate(s)), pursuant to the SPA, shares of Company Common Stock in the amounts and in accordance with the terms of the SPA.

(b) Each of Parent and Purchaser acknowledges that the agreements contained in Section 6.14 and this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement. Any dispute, claim or controversy arising out of or relating to this Section 6.14 and Section 8.4 or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the arbitrability of such a dispute, shall be determined by arbitration in Wilmington, Delaware before one arbitrator. Any arbitration contemplated by Section 6.14 and this Section 8.4(b) shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Each of Parent and Purchaser expressly agrees that, as part of any arbitration contemplated by Section 6.14 and this Section 8.4(b), the arbitrator shall award the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’

fees), to the extent it is the prevailing party, in whole or in part, in connection with such arbitration, together with interest on such amount at a rate equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Any award rendered by an arbitrator pursuant to Section 6.14 and this Section 8.4(b) shall be final, nonappealable, conclusive and binding upon the Parties.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Effective Time, subject to Section 6.5(e), this Agreement may be amended with the approval of each of Parent, Purchaser and the Company Board at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties and Covenants. None of the representations, warranties, covenants or agreements contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time, this Section 9 and any applicable defined terms in Exhibit A.

9.4 Entire Agreement; Counterparts. This Agreement, the Support Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; and provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email with .pdf attachments shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), and except as otherwise contemplated by Section 8.4(b), in any action or proceeding arising out of or relating to this Agreement or any of the Transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8; provided that nothing in this Section 9.5(a) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Legal Requirements. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) each Party shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and, except as otherwise contemplated by Section 8.4(b), to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3, except as otherwise provided therein: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impact in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5(c).

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party or its permitted assigns without the prior written consent of the other Parties hereto or their respective permitted assigns, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions); provided that no such assignment shall relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) the provisions set forth in Section 6.5; and (ii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c).

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission (as long as no notice of failure of delivery is received); provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Purchaser (or following the Effective Time, the Company):

invoX Pharma Limited

5 Merchant Square

London, United Kingdom, W2 1AY

Attention: Tyron Hussey

Email: tyron.hussey@invoxpharma.com

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York, 10022

Attention: George A. Casey

George Karafotias

Email: george.casey@shearman.com

gkarafotias@shearman.com

if to the Company (prior to the Effective Time):

F-star Therapeutics, Inc.

Eddeva B920 Babraham Research Campus

Cambridge, United Kingdom, CB22 3AT,

Attention: Eliot Forster

Email: Eliot.Forster@f-star.com

with a copy to (which shall not constitute notice):

Mintz, Levin Cohn, Ferris, Glovsky and Popeo, P.C.

Attention: Matthew J. Gardella, William C. Hicks, Ivan J. Presant

One Financial Center

Boston, MA 02111

Email: mgardella@mintz.com; wchicks@mintz.com; ijpresant@mintz.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent. Parent shall ensure that Purchaser (or its permitted assigns, as applicable) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser (or its permitted assigns, as applicable) under this Agreement, and Parent, as applicable, shall be jointly and severally liable with Purchaser (and its permitted assigns, as applicable) for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Guarantee. Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Purchaser pursuant to this Agreement (the “Obligations”); provided, however, that in no event shall the liability of Guarantor under this Section 9.11 be any greater than the aggregate Obligations of Parent and Purchaser under this Agreement. If Parent or Purchaser fails to pay or perform the Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable Legal Requirements to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent. To the fullest extent permitted by law, Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any Legal Requirement, promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind; provided, that any defenses to enforcement available to Parent or Purchaser hereunder shall be available to Guarantor on the same basis. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in herein are knowingly made in contemplation of such benefits.

9.12 Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Purchaser when due.

9.13 Company Disclosure Schedule. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater or lesser value or significance is or is not material.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i) uploaded to and made available to Parent, Purchaser and their respective Representatives in the online data room hosted on behalf of the Company by sharevault.net under the name “FSTX | F-star project”, (ii) delivered by or on behalf of the Company to Parent or its Representatives via email or (iii) publicly available on the EDGAR website, in each case, of the foregoing clauses “(i)” and “(ii)” in complete and unredacted form prior to the date hereof.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) All references to “cash,” “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

(h) As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by “consistent with past practice,” whether or not actually so followed, provided, that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in response to or as a result of implementation of any COVID-19 Response or to the extent reasonably necessary to protect the health and safety of the Acquired Corporations’ employees in respect of the conduct of the Acquired Corporations’ business in response to COVID-19 shall be deemed to be “ordinary course” and in the “ordinary course of business”.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

F-STAR THERAPEUTICS, INC.

By:	/s/ Eliot Forster
Name:	Eliot Forster
Title:	Chief Executive Officer

INVOX PHARMA LIMITED

By:	/s/ Benjamin Toogood
Name:	Benjamin Toogood
Title:	Chief Executive Officer

FENNEC ACQUISITION INCORPORATED

By:	/s/ Benjamin Toogood
Name:	Benjamin Toogood
Title:	Chief Executive Officer

SINO BIOPHARMACEUTICAL LIMITED

By:	/s/ Benjamin Toogood
Name:	Benjamin Toogood
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a).

Acquired Corporations. “Acquired Corporations” shall mean the Company and the Company Subsidiaries.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates ) or “group,” within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any (a) acquisition, lease, exchange, transfer or other disposition or license of assets (including IP Rights) of any of the Acquired Corporations equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) issuance or acquisition of 15% or more of the outstanding Shares or other voting or equity securities of the Company, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares, (d) acquisition or license of all or substantially all of the rights to a Key Product or (e) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or other voting or equity securities of the Company, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the U.K. Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.6.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean any day except (i) a Saturday or a Sunday, (ii) a day on which banks in the City of New York are authorized or required by Legal Requirements to be closed, or (iii) a day on which the principal offices of the SEC in Washington, D.C. are not open to accept filings.

Certificates. “Certificates” is defined in Section 2.6(b).

CFIUS. “CFIUS” shall mean the Committee on Foreign Investment in the United States.

CFIUS Action. “CFIUS Action” shall mean (a) if a joint voluntary notification is submitted to CFIUS pursuant to 31 C.F.R. § 800 subpart E, or if CFIUS initiates a review of the transactions contemplated by this Agreement, pursuant to 31 C.F.R. § 800.407(a)(3), then (i) written notice from CFIUS that it has concluded its review, or, if applicable, investigation of the transactions contemplated by this Agreement, and has determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement and that action under Section 721 of the DPA is concluded; or (ii) written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a Covered Transaction (as such term is defined in 31 C.F.R. § 800.213) and are not subject to review by CFIUS; (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (i) the President has announced a decision not to take any action to suspend or prohibit the transaction contemplated by this Agreement, or (ii) the time permitted under Section 721 for the President to take action to suspend or prohibit the transactions contemplated by this Agreement shall have lapsed without any such action being threatened, announced or taken; or (c) if a declaration is submitted to CFIUS pursuant to 31 C.F.R. § 800.402, then written notice from CFIUS that (i) CFIUS has concluded its assessment of the transactions contemplated by this Agreement and determined there are no unresolved national security concerns related thereto, or (ii) CFIUS is not able to conclude its assessment of the transactions contemplated by this Agreement but has not requested that the parties submit a joint voluntary notice to CFIUS in connection thereto or initiated a unilateral review thereof.

Change in Circumstance. “Change in Circumstance” shall mean any event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries (taken as a whole) that (a) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to any Acquisition Proposal.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(xiii).

Closing. “Closing” is defined in Section 2.3(a).

Closing Date. “Closing Date” is defined in Section 2.3(a).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Collaboration Partners. “Collaboration Partners” is defined in Section 3.11(f).

Company. “Company” is defined in the preamble to this Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a).

Company Associate. “Company Associate” shall mean each current and former officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Associate Agreement. “Company Associate Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control or similar agreement and any agreement to pay or provide any benefit, and any consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Corporations and (b) any Company Associate.

Company Board. “Company Board” is defined in Recital C.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which an Acquired Corporation is a party.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g).

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date and prior to the execution of this Agreement.

Company Equity Award. “Company Equity Award” shall mean Company Stock Awards and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Shares.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2015 Equity Incentive Plan, as amended, and the EIP Plan.

Company Financial Advisor. “Company Financial Advisor” is defined in Section 3.25.

Company Financial Advisor Contracts. “Company Financial Advisor Contracts” is defined in Section 3.25.

Company IP Rights. “Company IP Rights” shall mean all IP Rights in which an Acquired Corporation has any right, title or interest, including the Company Owned IP Rights and the Company Licensed IP Rights, or which are used or held for use by an Acquired Corporation.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which any Acquired Corporation leases or subleases Leased Real Property from another Person.

Company Licensed IP Rights. “Company Licensed IP Rights” shall mean any IP Rights that the Acquired Corporations are licensed or otherwise permitted by other Persons to use pursuant to an IP Contract.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Owned IP Rights. “Company Owned IP Rights” shall mean all IP Rights owned or purported to be owned by, or under obligation of assignment to, any Acquired Corporation.

Company Permits. “Company Permits” is defined in Section 3.11(b).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company Registered IP Rights. “Company Registered IP Rights” shall mean the Company Owned IP Rights that are Registered.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c).

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a).

Company Subsidiaries. “Company Subsidiaries” is defined in Section 3.1(a).

Company Stock Awards. “Company Stock Awards” shall mean all Company Options and RSUs.

Company Termination Fee. “Company Termination Fee” is defined in Section 8.3(b).

Company Warrantholders. “Company Warrantholders” means with respect to any time before the Effective Time, collectively, the holders of record of Company Warrants outstanding as of such time.

Company Warrants. “Company Warrants” shall mean each warrant to purchase Shares pursuant to the Warrant Agreements.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” is defined in Section 6.4.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

Copyrights. “Copyrights” shall mean all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship (including software), use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

COVID-19. “COVID-19” means SARS-CoV-2 or the COVID-19 virus, and any evolutions or mutations thereof and any related or associated epidemics, pandemics or disease outbreaks.

COVID-19 Response. “COVID-19 Response” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, furlough arrangements, social distancing measure, office shut down, closure, sequester, safety measure or any other law, regulation, rule, order, directive, guideline or recommendation adopted in response to any Legal Requirement by any Governmental Body, in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

Data Security Requirements. “Data Security Requirements” is defined in Section 3.8(j).

Defense Production Act. “DPA” means Section 721 of Title VII of the Defense Production Act of 1950, codified at 50 U.S.C. § 4565, including the amendments under the Omnibus Trade and Competitiveness Act of 1988, the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, including the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

Depository Agent. “Depository Agent” is defined in Section 2.6(a).

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i).

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effect. “Effect” is defined in the definition of Material Adverse Effect.

Effective Time. “Effective Time” is defined in Section 2.3(b).

EIP. “EIP” is defined in Recital D.

EMI Option. “EMI Option” shall mean Company Options which are “EMI Options” (as such term is defined in the rules of the EIP) granted under the EIP.

Employee Plan. “Employee Plan” shall mean any salary continuation, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, equity-based plan or awards, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance or welfare benefits, flexible benefits, fringe benefits, supplemental unemployment benefits, workers’ compensation, profit-sharing, pension or retirement plan, policy, handbook, program, agreement or arrangement and each other employee benefit plan within the meaning of Section 3(3) of ERISA or arrangement (whether or not subject to ERISA) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former Company Associate of any Acquired Corporation (or any of their respective heirs, assignees or dependents) or with respect to which any Acquired Corporation has any liability, including, for the avoidance of doubt, any Company Equity Plans but excluding any Company Associate Agreements.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest, easement, encroachment, conditional sale, title retention or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(e).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to occupational health and safety, pollution or protection of human health and safety, worker health or the environment (including ambient air, surface water, sediment, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Equity Financing. “Equity Financing” is defined in Section 8.4(a).

Equity Financing Funds. “Equity Financing Funds” is defined in Section 6.14(a).

ERISA. “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

EU. “EU” is defined in the definition of Global Trade Laws and Regulations.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Existing D&O Policy. “Existing D&O Policy” is defined in Section 6.5(b).

Expiration Date. “Expiration Date” is defined in Section 1.1(c).

F-Star Therapeutics. “F-star Therapeutics UK” is defined in Section 3.1(a).

FDA. “FDA” shall mean the U.S. Food and Drug Administration.

Financing Election Notice. “Financing Election Notice” is defined in Section 8.4(a).

Financing Election Period. “Financing Election Period” is defined in Section 8.4(a).

Foreign Direct Investment Laws. “Foreign Direct Investment Laws” shall mean any applicable Legal Requirement regulating foreign investment screening, national security or trade regulation.

Foreign Employee Plan. “Foreign Employee Plan” is defined in Section 3.16(a).

Foreign Investment Condition(s). “Foreign Investment Condition(s)” is defined in Annex I.

Fraud. “Fraud” shall mean common law fraud under the laws of the State of Delaware.

FSC. “FSC” is defined in Section 3.1(a).

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b).

Global Trade Laws and Regulations. “Global Trade Laws and Regulations” shall mean the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control; the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and the Treasury; the UK Export Control Act 2002; UK Export Control Order 2008/3231; European Union (“EU”) Council Regulation 428/2009 (as maintained by the European Union or retained by the United Kingdom); EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar applicable economic and trade sanctions, export or import control laws.

Governmental Authorization. “Governmental Authorization” shall mean any approval, consent, permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including the CFIUS Action (if applicable).

Governmental Body. “Governmental Body” shall mean any applicable: (a) nation, state, commonwealth, province, territory, county, municipality, district or other applicable legal jurisdiction; (b) federal, state, local, municipal, foreign, international, multinational, supranational or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official or body and any court, arbitrator or other tribunal. By way of example only, and in no way limiting the generality of the foregoing, Governmental Body shall include the United States antitrust agencies, CFIUS and any competition or foreign direct investment authority anywhere in the world.

Guarantor. “Guarantor” is defined in the preamble to this Agreement.

Hazardous Materials. “Hazardous Materials” shall mean any materials, wastes, substances or agents that are identified, listed, regulated or defined under any Environmental Law, including any pollutant, contaminant, hazardous substance, hazardous waste, special waste, solid or toxic or infectious waste, asbestos or asbestos-containing material, toxic mold, radioactive material, polychlorinated biphenyls, and petroleum or petroleum-derived substance or waste.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended, including but not limited to 45 CFR Part 160, Part 162 and Part 164, Subparts A, C, D and E and all including all guidance, rules, interpretations and implementing regulations.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

In the Money Option. “In the Money Option” is defined in Section 2.8(a).

In the Money Option Consideration. “In the Money Option Consideration” is defined in Section 2.8(a).

In the Money Warrant. “In the Money Warrant” is defined in Section 2.8(e).

In the Money Warrant Consideration. “In the Money Warrant Consideration” is defined in Section 2.8(e).

Indebtedness. “Indebtedness” shall mean all liabilities or other obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, but excluding all accrued expenses and current liabilities arising in the ordinary course of business) of the Company and its Subsidiaries in respect of, (a) any indebtedness for borrowed money (including the issuance of any debt security) and any lease obligations in respect of leases required to be capitalized under GAAP, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used in the ordinary course of business consistent as security for leases), bank guarantees, surety bonds and similar instruments, each to the extent drawn upon, including the principal, interest and fees owing thereon, (d) all obligations representing the deferred and unpaid purchase price of property or services (other than trade payables incurred in the ordinary course of business), (e) any securitization transaction, (f) net obligations of any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate, currency or commodity hedging arrangements or (g) any guaranty (or any other arrangement having the economic effect of a guaranty) of any such obligations described in clauses (a) through (f) of any other Person.

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a).

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c).

IP Assignment Agreement. “IP Assignment Agreement” is defined in Section 3.8(c).

IP Contract. “IP Contract” shall mean (a) all Contracts concerning IP Rights to which an Acquired Corporation is a party or beneficiary or by which an Acquired Corporation, or any of its properties or assets, may be bound, including all Contracts pursuant to which (i) an Acquired Corporation licenses, permits or agrees to license or permit any other Person to use, enforce or register any IP Rights, and (ii) any Person licenses, permits or agrees to license or permit an Acquired Corporation to use, enforce or register any IP Rights and (b) consents, settlements, orders, injunctions or rulings governing the use, validity or enforceability of any Company Owned IP Rights.

IP Rights. “IP Rights” shall mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights (including Internet domain name registrations), Trade Secrets, all rights in software, data and technology, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

IRB. “IRB” is defined in Section 3.11(b).

IRS. “IRS” shall mean the Internal Revenue Service.

Key Employee. “Key Employee” shall mean each of Neil Brewis and James Sandy.

Key Products. “Key Products” shall mean the Company’s product candidates FS118 and FS222.

Know-How. “Know-How” shall mean trade secrets and confidential ideas, know-how, inventions, discoveries, specifications, formulations, formulae, models, designs, drawings, techniques, protocols, proprietary processes and methodologies, research and development information, results, strategies, technology, business plans, regulatory documentation and submissions, and information pertaining to, or made in association with, filings with any Governmental Authority or patent office, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, and data layers, devices, assays, specifications, physical, chemical and biological materials and compounds, compound libraries, and the like, in written, electronic, oral or other tangible or intangible form, whether or not patentable.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The Nasdaq Global Select Market or another applicable stock exchange).

Material Adverse Effect. “Material Adverse Effect” shall mean an event, fact, occurrence, development, change, violation, inaccuracy, circumstance or other matter (each, an “Effect”) which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (a) on the business, assets, financial condition or results of operations of the Acquired Corporations, taken as a whole, or (b) the ability of the Company to consummate the Transactions on the terms set forth or contemplated herein; provided, however, that, in the case of clause (a) of this definition, none of the following Effects shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations: (i) any change in the market price or trading volume of the Company’s stock; (ii) any Effect resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 but subject to disclosures in Part 3.23 of the Company Disclosure Schedule); (iii) any Effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any Effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any Effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether or not declared), national or international calamity, sabotage (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19), or any other similar event, except to the extent that such Effect disproportionately affects the Acquired Corporations relative to other participants in the industries or geographies in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Acquired Corporations, provided however that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any Effect arising directly from or otherwise directly relating to any action taken, or failure to take any action, at the written request of Parent or by any Acquired Corporation that is specifically required or prohibited (as applicable) by the terms of this Agreement (other than compliance with Section 5.2, except to the extent that Parent has unreasonably withheld a consent under Section 5.2); (viii) any Effect to the extent directly arising or otherwise directly relating to Parent’s or Purchaser’s breach of this Agreement; (ix) any Effect arising from or otherwise relating to any change in, after the date hereof, any Legal Requirement (including a COVID-19 Response) or GAAP (or interpretations of any Legal Requirement or GAAP by a Governmental Body); (x) any matters disclosed in the Company Disclosure Schedule; or (xi) except for any clinical hold or other Effect that would reasonably be expected to result in the termination of any clinical trials sponsored by any of the Acquired Corporations with respect to any product candidates of the Acquired Corporations, which shall not be disregarded in determining whether a Material Adverse Effect has occurred, any Effect arising directly or indirectly from or otherwise relating to (A) regulatory or clinical changes, events or developments with respect to any product candidates of the Acquired Corporations or any competitor’s product candidates, (B) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Acquired Corporations’ product candidates, or any guidance, announcement or publication by the FDA or other Governmental Body affecting the future regulatory approval of any product candidates of the Acquired Corporations or competitor’s product candidates or (C) any developments relating to reimbursement, coverage or payor rules with respect to any product candidates of the Acquired Corporations or the pricing of competitor product candidates, in each case, solely to the extent not resulting from or arising out of any non-compliance with the last sentence of Section 5.2(a), any wrongdoing, Fraud or intentional misconduct or misrepresentation, any violation of any applicable Legal Requirements by the Acquired Corporations or their Representatives, or any reckless actions or omissions of the Acquired Corporations or their Representatives; it being understood that the exceptions in clauses “(i)” and “(vi)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(xi)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.9(a).

Maximum Premium. “Maximum Premium” is defined in Section 6.5(b).

Merger. “Merger” is defined in Recital B.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii).

Milestone Payment. “Milestone Payment” is defined in Recital A.

Minimum Condition. “Minimum Condition” is defined in Annex I.

Nasdaq. “Nasdaq” shall mean The Nasdaq Global Stock Market.

NSIA. “NSIA” shall mean the UK National Security and Investment Act.

Obligations. “Obligations” is defined in Section 9.11.

Offer. “Offer” is defined in Recital A.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 1.1(f).

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b).

Offer Documents. “Offer Documents” is defined in Section 1.1(e).

Offer Price. “Offer Price” is defined in Recital A.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b).

Option Consideration. “Option Consideration” is defined in Section 2.8(a).

Out of the Money Option. “Out of the Money Option” is defined in Section 2.8(b).

Parent. “Parent” is defined in the preamble to this Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(b).

Parties. “Parties” shall mean Parent, Purchaser and the Company.

Patent Rights. “Patent Rights” shall mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

Paying Agent. “Paying Agent” is defined in Section 2.6(a).

Payment Fund. “Payment Fund” is defined in Section 2.6(a).

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrances disclosed on the consolidated balance sheet of such Person included in the most recent annual report filed by such Person with the SEC prior to the date hereof, (b) any Encumbrance for Taxes (x) that are not due and payable or (y) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements, in accordance with GAAP, (c) any Encumbrance representing the rights of customers, suppliers, service providers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment of such Contract that are included in the terms of such Contract (to the extent not expressly included in the definition of “Encumbrances”), (e) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of such Person (e) any interest or title of a lessor under leases (other than leases required to be capitalized under GAAP) entered into by the Company or its Subsidiaries in the ordinary course of business, (f) any non-exclusive licenses of any IP Rights granted by the Company in the ordinary course of business, and (g) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property, in each case, which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean (i) any information relating to an identified or identifiable natural person or household, including, without limitation, name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, information relating to health care or health insurance, and biometric and genetic information, and (ii) any information that would constitute “personally identifiable information”, “personal data” or “protected health information” under an applicable Legal Requirement.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1.

Purchaser. “Purchaser” is defined in the preamble to this Agreement.

Reference Date. “Reference Date” shall mean the business day immediately prior to the date of this Agreement.

Registered. “Registered” shall mean issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Body or Internet domain name registrar.

Regulatory Condition(s). “Regulatory Condition(s)” is defined in Annex I.

Regulatory Hurdle(s). “Regulatory Hurdles” is defined in Section 6.2(e).

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air (including indoor air), soil, sediment, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Restricted Bank Account. “Restricted Bank Account” is defined in Section 6.14(a).

RSU. “RSU” is defined in Section 2.8(c).

RSU Consideration. “RSU Consideration” is defined in Section 2.8(c).

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a).

Schedule TO. “Schedule TO” is defined in Section 1.1(e).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sensitive Company Data. “Sensitive Company Data” shall mean confidential, sensitive or proprietary information of any Acquired Corporation and each customer, channel partner, and other Person in the possession or control of an Acquired Corporation or its “workforces” (as defined under HIPAA), including Personal Data.

Shares. “Shares” is defined in Recital A.

SPA. “SPA” is defined in Section 8.4(a).

Specified Agreement. “Specified Agreement” is defined in Section 8.1(h).

Sponsor. “Sponsor” is defined in Section 3.8(h).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgement, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, timing, and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to written proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Support Agreement. “Support Agreement” is defined in Recital F.

Surviving Corporation. “Surviving Corporation” is defined in Recital B.

Systems. “Systems” is defined in Section 3.8(i).

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Trade Secrets. “Trade Secrets” shall mean trade secrets, know-how, proprietary or confidential information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

Trademark Rights. “Trademark Rights” shall mean all trademark rights that may exist or be created under the laws of any jurisdiction in the world, including all common law trademarks, registered trademarks, applications for registration of trademarks, common law service marks, registered service marks, applications for registration of service marks, registered trade names and applications for registration of trade names, logos, slogans, trade dress, brand names, social media accounts, Internet domain name registrations, geographical indications and corporate names, as well as any other identifiers indicating the business or source of goods or services (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, and all goodwill connected with the use thereof and symbolized thereby; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

Transaction Litigation. “Transaction Litigation” is defined in Section 6.6.

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement and the Support Agreement and (b) all of the transactions contemplated by this Agreement and the Support Agreement, including the Offer and the Merger.

UK Bank. “UK Bank” is defined in Section 6.14(a).

Warn Act. “WARN Act” is defined in Section 3.15(f).

Warrant Agreements. “Warrant Agreements” is defined in Section 3.3(c).

Willful Breach. “Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement that is the consequence of an act, or failure to act, undertaken by the breaching Party with the actual knowledge that the taking of such act, or failure to act, would result in a material breach of this Agreement.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

B-1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

F-STAR THERAPEUTICS, INC.

ARTICLE I

Name

The name of the corporation is F-star Therapeutics, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware, 19801. The name of the registered agent of the Corporation at such address is the Corporation Trust Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.0001 per share.

ARTICLE V

Directors

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the bylaws of the Corporation.

(2) To the fullest extent permitted by the General Corporation Law of Delaware as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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ARTICLE VI

Indemnification of Directors, Officers and Others

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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(4) Any indemnification under Sections (1) and (2) of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders of the Corporation.

(5) Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Section 145 of the General Corporation Law.

(8) For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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(9) For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

Bylaws

The directors of the Corporation shall have the power to adopt, amend or repeal bylaws.

ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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ARTICLE IX

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power.

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EXHIBIT C

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of [                  ], 2022 (the “Effective Date”), among invoX Pharma Limited, a private limited company organized under the laws of England and Wales (“Purchaser”), Fennec Acquisition Incorporated, a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), Sino Biopharmaceutical Limited, a company organized under the laws of the Cayman Islands (“Guarantor”), and F-star Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Purchaser, Merger Sub, Guarantor and the Company have entered into that certain Agreement and Plan of Merger, dated as of June 22, 2022 (the “Merger Agreement”).

WHEREAS, all capitalized terms herein shall have the meanings ascribed to them in the Merger Agreement unless otherwise defined herein.

WHEREAS, the Company has delivered the Financing Election Notice pursuant to Section 8.4(a) of the Merger Agreement.

WHEREAS, pursuant to Section 8.4(a) of the Merger Agreement, the parties are required to execute this Agreement and consummate the transactions contemplated herein on or before the date that is one business day after the date upon which the Financing Election Notice is delivered.

WHEREAS, the Purchaser, Merger Sub, Guarantor and the Company are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

WHEREAS, the Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement [                ]1 shares of Common Stock (the “Shares”) for an aggregate purchase price of USD $12,000,000 at the Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Purchaser, Merger Sub, Guarantor and Company agree as follows:

SECTION 10. DEFINITIONS

10.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 10.1:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the direct or indirect ownership of more than 50% of the voting securities of such Person, or possession, directly or indirectly, of the power to appoint a majority of the board of directors or similar governing authority of such Person.

[1]	The number of shares purchased shall be that number obtained by dividing $12,000,000 by the Purchase Price.

“Board” means the board of directors of the Company.

“business day” means any day except (a) a Saturday or a Sunday, (b) a day on which banks in the City of New York are authorized or required by Legal Requirements to be closed, or (c) a day on which the principal offices of the SEC in Washington, D.C. are not open to accept filings.

“CFIUS” means the Committee on Foreign Investment in the United States

“CFIUS Action” means, with regard to only those portions of this Agreement relating to the Director Nomination Right or the Board Observer Right, as applicable, (a) if a joint voluntary notification is submitted to CFIUS pursuant to 31 C.F.R. § 800 subpart E, or if CFIUS initiates a review pursuant to 31 C.F.R. § 800.407(a)(3), then (i) written notice from CFIUS that it has concluded its review, or, if applicable, investigation, and has determined that there are no unresolved national security concerns and that action under Section 721 of the DPA is concluded; or (ii) written notice from CFIUS that the Director Nomination Right or the Board Observer Right, as applicable, pursuant to this Agreement does not constitute a Covered Transaction (as such term is defined in 31 C.F.R. § 800.213) and is not subject to review by CFIUS; (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (i) the President has announced a decision not to take any action to suspend or prohibit the Director Nomination Right or the Board Observer Right, as applicable, pursuant to this Agreement, or (ii) the time permitted under Section 721 for the President to take action to suspend or prohibit the Director Nomination Right or the Board Observer Right, as applicable, pursuant to this Agreement shall have lapsed without any such action being threatened, announced or taken; or (c) if a declaration is submitted to CFIUS pursuant to 31 C.F.R. § 800.402, then written notice from CFIUS that (i) CFIUS has concluded its assessment and determined there are no unresolved national security concerns related thereto, or (ii) CFIUS is not able to conclude its assessment but has not requested that the parties submit a joint voluntary notice to CFIUS in connection thereto or initiated a unilateral review thereof.

“Closing” means the closing of the purchase and sale of the Shares on the Closing Date pursuant to Section 11.1 of this Agreement.

“Closing Date” means                 , 2022, which shall be no later than five business days after the delivery of the Financing Election Notice has been delivered pursuant to Section 8.4 of the Merger Agreement.

“Common Stock” means the common stock of the Company, $0.0001 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, and any person exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any of the foregoing, including, but not limited to, CFIUS.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of Nasdaq or another applicable stock exchange).

“Material Adverse Effect” means a circumstance that (a) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (b) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries taken as a whole.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Purchase Price” means $4.49 per Share; provided, however, that if (a) the volume weighted average of the closing price per share of Common Stock for the five Trading Days immediately preceding the execution of this Agreement as reported by Bloomberg L.P. (the “5-day VWAP Price”) (provided however, that if this Agreement is not executed “no later than one business day after the Company’s delivery of the Financing Election Notice to Parent,” as required by Section 8.4(a) of the Merger Agreement, then the 5-day VWAP Price shall be calculated based on the five Trading Days immediately preceding the date that is one business day after the Company’s delivery of the Financing Election Notice to Parent) is greater than $4.49, then the Purchase Price shall be an amount equal to the lesser of (i) the 5-day VWAP Price and (ii) $7.12, or (b) the Company is conducting a concurrent placement of shares of Common Stock, in which case the Purchase Price shall be calculated pursuant to this clause (b) only, then the Purchase Price shall be an amount equal to the lesser of (i) the same price per share of Common Stock paid by the investors in connection with such placement, (ii) if the 5-day VWAP Price is greater than $4.49, then the 5-day VWAP Price, and (iii) $7.12.

“Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act pursuant to Section Section 13 hereof.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” means collectively all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2020 (including the exhibits thereto and documents incorporated by reference therein).

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“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO of the Exchange Act, but shall be deemed to not include the location and/or reservation of borrowable shares of Common Stock.

“Subsidiary” means any individual or entity the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Trading Day” means a day on which the Common Stock is traded on a trading market.

“Transaction Documents” means this Agreement and any other documents or agreements executed and delivered to the Purchaser in connection with the transactions contemplated hereunder.

“Transfer” means to voluntarily or involuntarily sell, mortgage, gift, assign, contribute, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly, in any case, whether by merger, testamentary disposition, operation of law or otherwise, or enter into a definitive agreement with respect to any of the foregoing. “Transfer” used as a noun has a correlative meaning.

SECTION 11. PURCHASE AND SALE

11.1 Closing.

(a) At the Closing, upon the terms set forth herein, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company the Shares, at a purchase price equal to the Purchase Price per share of Common Stock.

(b) At the Closing, the Purchaser shall deliver to the Company via wire transfer immediately available funds equal to the purchase price set forth opposite the Purchaser’s name on Exhibit A hereto and the Company shall deliver to the Purchaser its respective Shares in the amounts set forth opposite the Purchaser’s name on Exhibit A hereto, deliverable at the Closing on the Closing Date, in accordance with Section 11.2 of this Agreement. The Closing shall occur at 10:00 a.m. (New York City Time) on the Closing Date or such other time and location as the parties shall mutually agree.

11.2 Deliveries; Closing Conditions.

(a) At the Closing, the Company will deliver or cause to be delivered to the Purchaser certificate(s) or book-entry shares representing the Common Stock, purchased by the Purchaser, registered in the Purchaser’s name. Such delivery shall be against payment of the purchase price therefor by the Purchaser by wire transfer of immediately available funds to the Company in accordance with the Company’s written wiring instructions provided to the Purchaser at least two business days prior to the Closing Date.

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(b) The respective obligations of the Company, on the one hand, and the Purchaser, on the other hand, hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties contained herein (unless made as of a specified date therein) of the Company (with respect to the obligations of the Purchaser) and the Purchaser (with respect to the obligations of the Company); and

(ii) all obligations, covenants and agreements of the Company (with respect to the obligations of the Purchaser) and the Purchaser (with respect to the obligations of the Company) required to be performed at or prior to the Closing Date shall have been performed in all material respects.

(c) For avoidance of doubt, the Closing shall not be contingent upon the occurrence of any CFIUS Action. Only those further actions described in Section 14.3(a) and Section 14.3(h)(i) below, which are severable from the other actions in this Agreement and may occur after the Closing, shall be contingent upon the occurrence of the applicable CFIUS Action.

SECTION 12. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 12.2 of this Agreement, the Company represents and warrants to the Purchaser that the statements contained in this Section 3.1 are true and correct as of the date hereof and as of the Closing Date:

The Company has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to issue the Shares and to carry out and perform all of its obligations under this Agreement; and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar Legal Requirements relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

The Shares have been duly and validly authorized and, when issued and delivered to and paid for by the Purchaser in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive or similar rights under the Legal Requirements of Delaware or otherwise.

This Agreement has been duly authorized, executed and delivered by the Company.

No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except as may be required under the Securities Act, the blue sky laws of any jurisdiction, or the applicable CFIUS Action upon which the actions in Section 14.3(a) and Section 14.3(h)(i) below are contingent, in connection with the purchase of the Shares by the Purchaser.

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Neither the Company nor its Subsidiaries, nor any of their affiliates or any other Person acting on the their behalf, has made any offers or sales of any security of the Company, its Subsidiaries, or any of their affiliates or solicited any offers to buy any security of the Company, or any of the Company’s or any affiliates under circumstances that would require registration of the Shares under the Securities Act or any other securities laws or cause this offering of Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act in any manner that would affect the validity of the private placement exemption under the Securities Act for the offer and sale of the Shares hereunder.

None of the SEC Reports filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the staff of the Commission (“Staff”) with respect to any of the SEC Reports.

The shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on The Nasdaq Capital Market. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by The Nasdaq Capital Market (other than any notification letters, if any, from Nasdaq that the Company is not in compliance with the listing standards of The Nasdaq Capital Market that can be cured pursuant to and in accordance with the Nasdaq rules) or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on The Nasdaq Capital Market. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

Other than Morgan Stanley & Co. Incorporated, no broker, finder or other financial consultant has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the Purchaser, Merger Sub or Guarantor.

12.2 Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby represents, warrants and covenants to the Company as of the Closing Date:

(a) The Purchaser has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to purchase the Shares and to carry out and perform all of its obligations under this Agreement; and (b) this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar Legal Requirements relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

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(b) At the time the Purchaser was offered the Shares, it was: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Purchaser is aware of the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares. The Purchaser acknowledges that it has had the opportunity to review the Company’s filings with the Commission and has been afforded (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares and (B) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(c) The Purchaser is purchasing the Shares for its own account, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part (within the meaning of the Securities Act) in violation of the Securities Act. The Purchaser understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

(d) The Purchaser represents and acknowledges that is has not been solicited to offer to purchase or to purchase any Shares by means of any general solicitation or advertising within the meaning of Regulation D under the Securities Act.

(e) The Purchaser represents that it is not a Person of the type described in Section 506(d) of Regulation D under the Securities Act that would disqualify the Company from engaging in a transaction pursuant to Section 506 of Regulation D under the Securities Act.

(f) The Purchaser understands that the Shares being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares. The Purchaser further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless an exemption from such registration is available.

(g) The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors and made such investigations as the Purchaser, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares. The Purchaser hereby acknowledges and agrees that it has independently evaluated the merits of its decision to purchase the Shares.

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(h) The Purchaser, Merger Sub and Guarantor each represent that neither they, nor any of their Affiliates, nor any Person acting on their behalf or pursuant to any understanding with them currently own any Company Securities (as defined below).

(i) No broker, finder or other financial consultant has acted on behalf of the Purchaser, Merger Sub and Guarantor in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the Company.

(j) Dispositions.

(i) The Purchaser will not, prior to the effectiveness of the Resale Registration Statement (as defined below), if then prohibited by applicable Legal Requirements other than pursuant to an available exemption under the Securities Act: (i) sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”) the Shares; or (ii) engage in any hedging or other transaction which is designed or could reasonably be expected to lead to or result in a Disposition of the Shares by the Purchaser or an Affiliate.

(ii) As of the Closing Date, the Purchaser, Merger Sub and Guarantor have not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, Merger Sub or Guarantor, engaged in any purchases or sales of the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) since the time that the Purchaser received the Financing Election Notice or was first contacted by the Company regarding the Company’s intention to send Financing Election Notice. The Purchaser, Merger Sub and Guarantor each covenant that neither they nor any Person acting on their behalf or pursuant to any understanding with them will engage in any purchases or sales of the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

(iii) The Purchaser will hold in confidence all information concerning this Agreement and the sale and issuance of the Shares until the Company has made a public announcement concerning this Agreement and the sale and issuance of the Shares, which shall be made not later than 9:00 am New York time on the first Trading Day immediately after the signing of this Agreement.

(iv) The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(k) Legend.

(i) The Purchaser understands that the Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against Transfer of the certificates for the Shares):

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

(ii) The Company shall, at its sole expense, upon appropriate notice from the Purchaser stating that Registrable Shares have been sold pursuant to an effective Registration Statement, timely prepare and deliver certificates or book-entry shares representing the Shares to be delivered to a transferee pursuant to the Registration Statement, which certificates or book-entry shares shall be free of any restrictive legends and in such denominations and registered in such names as the Purchaser may request. The Purchaser may request that the Company remove, and the Company agrees to authorize the removal of, the legend from such Shares, following the delivery by the Purchaser to the Company or the Company’s transfer agent of customary representation letters reasonably acceptable to the Company and a legended certificate representing such Shares: (A) following any sale of such Shares pursuant to Rule 144, (B) if such Shares are eligible for sale under Rule 144(b)(1), or (C) following the time that the Registration Statement is declared effective. If a legend removal request is made pursuant to the foregoing, the Company will promptly following the delivery by the Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Shares (or a request for legend removal, in the case of Shares issued in book-entry form), deliver or cause to be delivered to the Purchaser a certificate representing such Shares that is free from all restrictive legends or an equivalent book-entry position, as requested by the Purchaser. Certificates for Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”) as directed by the Purchaser. If the Purchaser effects a Transfer of the Shares in accordance with Section 12.2(k)(ii), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by the Purchaser to effect such transfer. The Purchaser agrees with the Company that the Purchaser will only sell the Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to the Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 12.2(k)(ii) is predicated upon the Company’s reliance upon this understanding.

(l) If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the Legal Requirements of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the Legal Requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to

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such purchase or acquisition, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other Legal Requirements of the Purchaser’s jurisdiction.

SECTION 13. REGISTRATION RIGHTS

13.1 Definitions. For the purpose of this Section 13:

(a) the term “Resale Registration Statement” shall mean any registration statement required to be filed by Section 13.2 below, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements; and

(b) the term “Registrable Shares” means the Shares; provided, however, that a security shall cease to be a Registrable Share upon the earliest to occur of the following: (i) a Resale Registration Statement registering such security under the Securities Act has been declared or becomes effective and such security has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Resale Registration Statement, (ii) such security is sold pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Security Act or otherwise, is removed by the Company, (iii) such security is eligible to be sold pursuant to Rule 144 without condition or restriction, including without any limitation as to volume of sales, and without the Holder complying with any method of sale requirements or notice requirements under Rule 144, or (iv) such security shall cease to be outstanding following its issuance.

13.2 Registration Procedures and Expenses. The Company shall:

(a) use reasonable best efforts to file a Resale Registration Statement (the “Mandatory Registration Statement”) with the Commission on or before the date 60 days following the Closing Date (the “Filing Date”) to register all of the Registrable Shares on Form S-3 under the Securities Act (providing for shelf registration of such Registrable Shares under Commission Rule 415). In the event that Form S-3 is not available for the registration of the Registrable Shares, the Company shall register the resale of the Registrable Shares on such other form as is available to the Company;

(b) use its reasonable best efforts to cause such Mandatory Registration Statement to be declared effective within 30 days following the Filing Date (or, in the event the Staff reviews and has written comments to the Mandatory Registration Statement, within 120 days following the Filing Date) (the earlier of the foregoing or the applicable date set forth in Section 13.2(h), the “Effectiveness Deadline”), such efforts to include, without limiting the generality of the foregoing, preparing and filing with the Commission any financial statements or other information that is required to be filed prior to the effectiveness of such Mandatory Registration Statement;

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(c) notwithstanding anything contained in this Agreement to the contrary, in the event that the Commission limits the amount of Registrable Shares or otherwise requires a reduction in the number of Registrable Shares that may be included and sold by the Purchaser in the Mandatory Registration Statement (in each case, subject to Section 13.3), then the Company shall prepare and file (i) within 10 Trading Days of the first date or time that such excluded Registrable Shares may then be included in a Resale Registration Statement if the Commission shall have notified the Company that certain Registrable Shares were not eligible for inclusion in the Resale Registration Statement or (ii) in all other cases, within 20 days following the date that the Company becomes aware that such additional Resale Registration Statement is required (the “Additional Filing Date”), a Resale Registration Statement (any such Resale Registration Statement registering such excluded Registrable Shares, an “Additional Registration Statement” and, together with the Mandatory Registration Statement, a “Resale Registration Statement”) to register any Registrable Shares that have been excluded (or, if applicable, the maximum number of such excluded Registrable Shares that the Company is permitted to register for resale on such Additional Registration Statement consistent with Commission guidance), if any, from being registered on the Mandatory Registration Statement;

(d) use its reasonable best efforts to cause any such Additional Registration Statement to be declared effective as promptly as practicable following the Additional Filing Date, such efforts to include, without limiting the generality of the foregoing, preparing and filing with the Commission any financial statements or other information that is required to be filed prior to the effectiveness of any such Additional Registration Statement;

(e) prepare and file with the Commission such amendments and supplements to such Resale Registration Statements and the prospectus used in connection therewith as may be necessary to keep such Resale Registration Statements continuously effective and free from any material misstatement or omission to state a material fact therein until termination of such obligation as provided in Section 13.6 below, subject to the Company’s right to suspend pursuant to Section 13.5;

(f) furnish to the Purchaser such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchaser;

(g) file such documents as may be required of the Company for normal securities law clearance for the resale of the Registrable Shares in such states of the United States as may be reasonably requested by the Purchaser and use its commercially reasonable efforts to maintain such blue sky qualifications during the period the Company is required to maintain effectiveness of the Resale Registration Statements; provided, however, that the Company shall not be required in connection with this Section 13.2(g) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(h) upon notification by the Commission that the Resale Registration Statement will not be reviewed or is not subject to further review by the Commission, the Company shall within five Trading Days following the date of such notification request acceleration of such Resale Registration Statement (with the requested effectiveness date to be not more than two Trading Days later);

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(i) upon notification by the Commission that the Resale Registration Statement has been declared effective by the Commission, the Company shall file the final prospectus under Rule 424 of the Securities Act (“Rule 424”) within the applicable time period prescribed by Rule 424;

(j) advise the Purchaser promptly:

(i) of the effectiveness of the Resale Registration Statement or any post-effective amendments thereto;

(ii) of any request by the Commission for amendments to the Resale Registration Statement or amendments to the prospectus or for additional information relating thereto;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Resale Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(iv) of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Resale Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Resale Registration Statement or the prospectus in order to make the statements therein not misleading;

(k) cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities by the Company are then listed; and

(l) bear all expenses in connection with the procedures in paragraphs (a) through (l) of this Section 13.2 and the registration of the Registrable Shares on such Resale Registration Statement and the satisfaction of the blue sky laws of such states.

13.3 Rule 415; Cutback.

If at any time the Staff takes the position that the offering of some or all of the Registrable Shares in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires the Purchaser to be named as an “underwriter,” the Company shall (in consultation with legal counsel to the Purchaser) use its reasonable best efforts to persuade the Commission that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Purchaser is not an “underwriter.” In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 13.3, the Staff refuses to alter its position, the Company shall (a) remove from the Registration Statement such portion of the Registrable Shares (the “Cut Back Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of the Registrable Shares as the Staff may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name the Purchaser as an “underwriter” in such Registration Statement without the prior written consent of the Purchaser.

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No damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section Section 13 shall again be applicable to such Cut Back Shares; provided, however, that (x) the Filing Deadline for the Registration Statement including such Cut Back Shares shall be 10 Trading Days after such Restriction Termination Date, and (y) the Effectiveness Deadline with respect to such Cut Back Shares shall be the 30th day immediately after the Restriction Termination Date or the 120th day if the Staff reviews such Registration Statement (but in any event no later than five Trading Days from the Staff indicating it has no further comments on such Registration Statement).

13.4 Indemnification.

(a) The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates, partners, members, officers, directors, agents and representatives, and each Person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 the Exchange Act (each, a “Purchaser Party” and collectively the “Purchaser Parties”), to the fullest extent permitted by applicable Legal Requirements, from and against any losses, claims, damages or liabilities (collectively, “Losses”) to which they may become subject (under the Securities Act or otherwise) insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by the Company or any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any failure by the Company to fulfill any undertaking included in the Resale Registration Statement and the Company will, as incurred, reimburse the Purchaser Parties for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such Loss arises out of, or is based upon: (i) an untrue statement or omission or alleged untrue statement or omission made in such Resale Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Purchaser specifically for use in preparation of the Resale Registration Statement; or (ii) any breach of this Agreement by the Purchaser; provided further, however, that the Company shall not be liable to any Purchaser Party (or any partner, member, officer, director or controlling Person of the Purchaser) to the extent that any such Loss is caused by an untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus if either (i) (A) the Purchaser failed to send or deliver a copy of the final prospectus with or prior to, or the Purchaser failed to confirm that a final prospectus was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by the Purchaser to the Person asserting the claim from which such Loss resulted and (B) the final prospectus corrected such untrue statement or omission, (ii) (X) such untrue statement or omission is corrected in an amendment or supplement to the prospectus and (Y) having previously been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented or notified by the Company that such amended or supplemented prospectus has been filed with the Commission, in accordance with Rule 172 of the Securities Act, the Purchaser thereafter fails to deliver such prospectus as so amended or supplemented, with or prior to or the Purchaser fails to confirm that the prospectus as so amended or supplemented was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by the Purchaser to the Person asserting the claim from which such Loss resulted or (iii) the Purchaser sold Registrable Shares in violation of the Purchaser’s covenants contained in Section 12.2 of this Agreement.

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(b) The Purchaser agrees to indemnify and hold harmless the Company and its officers, directors, Affiliates, agents and representatives and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each a “Company Party” and collectively the “Company Parties”), from and against any Losses to which the Company Parties may become subject (under the Securities Act or otherwise), insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by the Purchaser or untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement (or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in each case, on the effective date thereof), if, and only to the extent, such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Resale Registration Statement, and the Purchaser will reimburse each Company Party for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that in no event shall any indemnity under this Section 13.4(b) be greater in amount than the dollar amount of the net proceeds received by the Purchaser upon its sale of the Registrable Shares included in the Registration Statement giving rise to such indemnification obligation.

(c) Promptly after receipt by any Indemnified Person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Section 13.4, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified thereof, such indemnifying Person shall be entitled to participate therein, and, to the extent that it shall wish, provide written notice as promptly as practicable to the indemnified Person that it elects to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person. After written notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person for any legal expenses subsequently incurred by such indemnified Person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified Person for the same counsel to represent both the indemnified Person and such indemnifying Person or any affiliate or associate thereof, the indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided, further, that no indemnifying Person shall be responsible for the fees and expense of more than one separate counsel for all indemnified Persons. The indemnifying Person shall not settle an action without the consent of the indemnified Person, which consent shall not be unreasonably withheld.

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(d) If the indemnification provided for in this Section 13.4 is held by a court of competent jurisdiction to be unavailable to an indemnified Person with respect to any Losses, the indemnifying Person, in lieu of indemnifying such indemnified Person thereunder, shall to the extent permitted by applicable Legal Requirements contribute to the amount paid or payable by such indemnified Person as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by an indemnifying Person hereunder be greater in amount than the dollar amount of the proceeds received by such indemnifying Person upon the sale of such Registrable Shares.

13.5 Prospectus Suspension. The Purchaser acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by the Company and declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. The Purchaser hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus; provided, that such suspension periods shall in no event exceed 60 days in any 12 month period and that, in the good faith judgment of the Board, the Company would, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto, in either case the disclosure of which would reasonably be expected to have a Material Adverse Effect upon the Company or its stockholders.

13.6 Termination of Obligations. The obligations of the Company pursuant to Section 13.2 hereof shall cease and terminate, with respect to any Registrable Shares, upon the earlier to occur of (a) such time such Registrable Shares have been resold, or (b) such time as such Registrable Shares no longer remain Registrable Shares pursuant to Section 13.1(b) hereof.

13.7 Reporting Requirements.

(a) With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Shares to the public without registration or pursuant to a registration statement on Form S-3, the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144;

(ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii) so long as the Purchaser owns Registrable Shares, furnish to the Purchaser upon request (A) a written statement by the Company as to whether it is in compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or whether it is qualified as a registrant whose securities may be resold pursuant to Commission Form S-3, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (C) such other information as may be reasonably requested to permit the Purchaser to sell such securities pursuant to Rule 144.

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13.8 Blue Sky. The Company shall obtain and maintain all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of Registrable Shares.

SECTION 14. OTHER AGREEMENTS OF THE PARTIES

14.1 Securities Laws Disclosure. The Company shall, by 5:30 p.m. (New York City time) on the fourth Trading Day following the date hereof, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby (the “Form 8-K”). From and after the filing of the Form 8-K, the Purchaser shall not be in possession of any material, non-public information received from the Company or any of their respective officers, directors or employees that is not disclosed in the Form 8-K.

14.2 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Shares.

14.3 Board of Directors.

(a) From and after the date that the CFIUS Action with respect to the Director Nomination Right has occurred until such time as the Purchaser ceases to beneficially own such number of shares of Common Stock purchased from the Company pursuant to this Agreement that represents at least five percent (5%) of the issued and outstanding shares of Common Stock (such period, the “Director Nomination Right Period”), the Purchaser shall have the right to designate one nominee (the “Purchaser Director”) for appointment to the Board, and the Company and the Board shall cause such Purchaser Director to be appointed to the Board (and if necessary, increase the size of the Board to accommodate such appointment) to serve until the completion of such director’s term or earlier resignation or removal; provided that such Purchaser Director shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board acting in good faith and applying reasonable and customary criteria applicable to all non-officer/non-employee Directors generally and who (i) shall be determined in the reasonable judgement of the Nominating and Corporate Governance Committee to qualify as an Independent Director and (ii) shall not be an officer or employee of the Company, either at the time of or following their appointment as Director (the “Director Nomination Right”). For the avoidance of doubt, if the Nominating and Corporate Governance Committee determines in its good faith reasonable judgment that a nominee designated pursuant to the Director Nomination Right is not reasonably acceptable in accordance with the requirements of this Section 14.3(a), then the Purchaser shall be entitled to designate another nominee to serve on the Board. During the Director Nomination Right Period, upon the death, resignation, retirement, disqualification or removal from office (for any reason) of any Purchaser Director, the Purchaser shall have the right to designate a replacement for such Purchaser Director, subject to, and in accordance with, the Director Nomination Right provided in this Section 14.3(a).

(b) During the Director Nomination Right Period, the Company agrees that a Purchaser Director shall be entitled to the same rights, privileges and compensation applicable to all non-executive Directors generally or to which all such non-executive Directors are entitled, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement.

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(c) Until the expiration of the Director Nomination Right Period, the Purchaser shall not, and shall cause its Affiliates not to, nominate any person for appointment or election to the Board except in accordance with the provisions set forth herein.

(d) The Board (or any committee thereof) shall have the right to nominate for election the remaining Directors that the Purchaser is not entitled to designate or nominate pursuant to Section 14.3(a).

(e) Notwithstanding the foregoing, nothing in this Section 14.3 or otherwise in this Agreement shall require Parent or its Affiliates to (i) negotiate, commit to or effect, by consent decree, mitigation agreement, national security agreement, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries, (v) effectuate any other change or restructuring of the Company, the Purchaser or any of their respective Affiliates or Subsidiaries and (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets the Company, the Purchaser or any of their respective Affiliates or Subsidiaries.

(f) Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser shall (and shall cause their respective Affiliates, if applicable, to): (i) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Entities, including CFIUS, in connection with the Director Nomination Right or the Board Observer Right, as applicable; and (ii) expeditiously supply any additional information that reasonably may be required or requested by CFIUS or any foreign or domestic Governmental Entity responsible for the enforcement of any applicable Legal Requirement regulating foreign investment screening, national security or trade regulation (“Foreign Direct Investment Law”). Without limiting the generality of anything in this Section 14.3, in the event that the Director Nomination Right or the Board Observer Right, as applicable, requires the Company and the Purchaser to notify any Governmental Entities in accordance with any Foreign Direct Investment Laws, or if the Purchaser and the Company mutually agree that a voluntary notification is necessary under any such Foreign Direct Investment Laws, and such notification should be submitted, under such Foreign Direct Investment Laws, then each party hereto shall, and shall cause their respective Affiliates to, promptly, but in no event later than ten business days after the date hereof, make an appropriate filing of all notifications and report forms to the applicable Governmental Entity as required by such Foreign Direct Investment Laws with respect to the Director Nomination Right or the Board Observer Right, as applicable.

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(g) Without limiting the generality of anything contained in this Section 14.3, from and after the date hereof until the applicable CFIUS Action has occurred, each of the Company and the Purchaser shall use its commercially reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party hereto to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other party hereto prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Entity or brought by a third party before any Governmental Entity, in each case, with respect to the Director Nomination Right or the Board Observer Right, as applicable, (iii) keep the other party hereto informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other party hereto of any communication to or from CFIUS or any other Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other party hereto, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding (documents provided pursuant to this provision may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege or confidentiality concerns), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other party hereto and consider in good faith the views of the other party hereto in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Director Nomination Right or the Board Observer Right, as applicable, each of the Company and the Purchaser shall provide advance notice of and permit authorized Representatives of the other party hereto to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding; provided that notwithstanding anything to the contrary in this Section 14.3, the Purchaser shall have the principal responsibility for determining and implementing the strategy for obtaining any necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Entities (including with respect to timing and potential ways to address any concerns that may be raised) and shall lead and direct all submissions to, meetings, negotiations and communications with any Governmental Entity in connection with matters related to CFIUS or any Foreign Direct Investment Laws. The Purchaser shall pay all filing fees for any other filing made to a Governmental Entity, but the Company shall bear its own costs for the preparation of any such filings. Neither the Company nor the Purchaser shall commit to or agree with any Governmental Entity to stay, toll or extend, directly or indirectly, any applicable waiting period, or pull and refile any filing or notice to a Governmental Entity, in each case, without the prior written consent of the other (which will not be unreasonably withheld, conditioned or delayed).

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(h) If the CFIUS Action with respect to the Director Nomination Right does not occur, then:

(i) The Company shall not be obligated to appoint or elect the Purchaser Director pursuant to Section 14.3(a), and from and after the date that the CFIUS Action with respect to the Board Observer Right has occurred until such time as the Purchaser ceases to beneficially own such number of shares of Common Stock purchased from the Company pursuant to this Agreement that represents at least five percent (5%) of the issued and outstanding shares of Common Stock, the Purchaser shall have the right to designate one representative (the “Purchaser Board Observer”) to attend and participate in all meetings of the Board in a nonvoting observer capacity (the “Board Observer Right”). The Company shall give the Purchaser Board Observer copies of all notices, minutes, consents and other materials, financial or otherwise, that it provides to the directors in their capacity as members of the Board; provided, however, that the Company reserves the right to withhold any information and to exclude the Purchaser Board Observer from any meeting or portion thereof to the extent it is determined in good faith by the Board that attendance at such meeting or portion thereof could adversely affect the attorney-client privilege between the Company and its counsel.

(i) Otherwise, the terms of this Agreement shall remain in full force and effect.

14.4 Standstill Provisions.

(a) Each of the Purchaser, Merger Sub and Guarantor agrees that, from the date of this Agreement until the date of the next annual meeting of the Company’s stockholders (the “Standstill Period”), Purchaser, Merger Sub and Guarantor shall not, and shall cause each of its controlled Affiliates not to, in each case directly or indirectly, in any manner:

(i) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Common Stock or any securities convertible or exchangeable into or exercisable for Common Stock (collectively, “Company Securities”) or assets of the Company, or rights or options to acquire any Company Securities, or engage in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities that would result in Purchaser, Merger Sub and Guarantor, individually or collectively, together with their Affiliates, having beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of more than 14.99% of the Common Stock outstanding at such time;

(ii) engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(iii) make any request for a stockholder list of materials or any other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(iv) form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the Purchaser, Merger Sub and Guarantor, or their respective Affiliates, but does not include any other entities or persons that are not Affiliates of the Purchaser, Merger Sub and Guarantor as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Purchaser, Merger Sub and Guarantor as of the date hereof to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

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(v) deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the Purchaser, Merger Sub and Guarantor and otherwise in accordance with this Agreement;

(vi) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition or other business combination involving the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, consolidation, acquisition, recapitalization, restructuring, liquidation, dissolution, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vii) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 14.3(a);

(viii) advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders with respect to the appointment, election or removal of director(s), except in accordance with Section 14.3(a); or

(ix) make any request or submit any proposal, alone or in concert with others, that would reasonably be expected to require the Company, Purchaser, Merger Sub or Guarantor to make public disclosure of any kind, other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any party.

(b) Nothing in Section 14.4(a) shall be deemed to limit the exercise in good faith by any Purchaser Director of such person’s fiduciary duties solely in such person’s capacity as a director of the Company. Notwithstanding anything to the contrary in this Section 14.4, prior to the expiration or termination of the Standstill Period, Purchaser, Merger Sub and Guarantor (i) may request (but only privately to the Company, the Board or the Chief Executive Officer of the Company and not publicly) an amendment or waiver of, consent under or agreement not to enforce, this Section 14.4 or (ii) may make proposals or offers (but only privately to the Company, the Board or the Chief Executive Officer of the Company and not publicly) regarding a transaction, in each case in such a manner as would not require public disclosure thereof under applicable Legal Requirements. Despite the foregoing, each of the restrictions contained in Section 14.4(a) shall lapse and shall be of no force and effect if, at any time after the date of this Agreement (A) at such

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time as the Company or any of its Affiliates enters into a definitive agreement with any third party with respect to a merger, sale of assets or securities or other business combination as a result of which such third party would for a transaction with any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) as a result of which 50% or more of the outstanding common stock or any other class of securities of the Company following consummation of such transaction, or 50% or more of the assets of the Company following consummation of such transaction, would be owned by persons other than the stockholders of the Company (in their capacity as such) immediately prior to the consummation of such transaction, whether by tender offer, merger, issuance or otherwise, or (B) any Person or group (other than Purchaser, Merger Sub or Guarantor, or any of their respective Affiliates) commences a bona fide tender or exchange offer that, if consummated, would result in 50% or more of the outstanding common stock or any other class of securities of the Company being owned by such Persons or group and the Board accepts (or recommends that its stockholders accept) such offer or fails to recommend within ten business days from the date of commencement of such offer that its stockholders reject such offer.

SECTION 15. MISCELLANEOUS

15.1 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party hereto shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the Purchaser.

15.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such subject matter, which the parties hereto acknowledge have been merged into such documents, exhibits and schedules.

15.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective upon actual receipt via mail, courier or confirmed email by the party hereto to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

15.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company Purchaser, Merger Sub and Guarantor, or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party hereto to exercise any right hereunder in any manner impair the exercise of any such right.

15.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

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15.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). None of Purchaser, Merger Sub nor Guarantor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company (other than by merger).

15.7 Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

15.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

15.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to each other party hereto, it being understood that the parties need not sign the same counterpart. In the event that any signature on this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a legally valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

15.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

15.11 Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity or bond, if requested. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Shares.

15.12 Guarantee. Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Purchaser pursuant to this Agreement (the “Obligations”); provided, however, that in no event shall the liability of Guarantor under this

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Section 15.12 be any greater than the aggregate Obligations of Purchaser under this Agreement. If Purchaser fails to pay or perform the Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable Legal Requirements to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Purchaser. To the fullest extent permitted by Legal Requirements, Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any Legal Requirement, promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind; provided, that any defenses to enforcement available to Purchaser hereunder shall be available to Guarantor on the same basis. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Transaction Documents and that the waivers set forth herein are knowingly made in contemplation of such benefits.

15.13 Remedies. The Company shall be entitled to exercise all rights provided herein or granted by Legal Requirements, including recovery of damages, for any breach of the Transaction Documents.

15.14 Construction. The parties hereto agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

15.15 Arbitration. Each party hereto agrees that any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the arbitrability of such a dispute, shall be determined by arbitration in Wilmington, Delaware before one arbitrator. Any arbitration contemplated by this Agreement shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Each of Purchaser, Merger Sub and Guarantor expressly agrees that, as part of any arbitration contemplated by this Agreement, the arbitrator shall award the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees), to the extent it is the prevailing party, in whole or in part, in connection with such arbitration, together with interest on such amount at a rate equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Any award rendered by an arbitrator pursuant to this Agreement shall be final, nonappealable, conclusive and binding upon the parties hereto.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

F-STAR THERAPEUTICS, INC.

Name: Eliot Forster
Title: President and Chief Executive Officer

Address for Notice:
B920 Babraham Research Campus
Cambridge, UK CB22 3AT

Email: Eliot.Forster@f-star.com
Attention: Eliot Forster

With a copy to (which shall not constitute notice):
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111

Email: wchicks@mintz.com
Attention: William C. Hicks

[Signature page to Securities Purchase Agreement]

PURCHASER:

INVOX PHARMA LIMITED

Name: Benjamin Toogood
Title: Chief Executive Officer

Address for Notice:
invoX Pharma Limited 5 Merchant Square
London, United Kingdom, W2 1AY

Email: tyron.hussey@invoxpharma.com
Attention: Tyron Hussey

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP 599 Lexington Avenue
New York, New York, 10022
Attention: George A. Casey
George Karafotias
Email: george.casey@shearman.com
gkarafotias@shearman.com

Shares Beneficially
Owned Prior to
Closing: [zero]

[Signature page to Securities Purchase Agreement]

MERGER SUB:

FENNEC ACQUISITION INCORPORATED

Name: Benjamin Toogood
Title: Chief Executive Officer

Address for Notice:
c/o invoX Pharma Limited 5 Merchant Square
London, United Kingdom, W2 1AY

Email: tyron.hussey@invoxpharma.com
Attention: Tyron Hussey

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP 599 Lexington Avenue
New York, New York, 10022
Attention: George A. Casey
George Karafotias
Email: george.casey@shearman.com
gkarafotias@shearman.com

[Signature page to Securities Purchase Agreement]

GUARANTOR:

SINO BIOPHARMACEUTICAL LIMITED

Name: Benjamin Toogood
Title: Authorized Signatory

Address for Notice:
Unit 09, 41st Floor, Office Tower Convention Plaza 1 Harbour Road, Wanchai Hong Kong

Email: mabel.leung@sino-biopharm.com
Attention: Mabel Leung

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP 599 Lexington Avenue
New York, New York, 10022
Attention: George A. Casey
George Karafotias
Email: george.casey@shearman.com
gkarafotias@shearman.com

[Signature page to Securities Purchase Agreement]

EXHIBIT A

CLOSING SCHEDULE

Name	Shares of Common Stock to be Purchased		Purchase Price for Common Stock
[Purchaser]	[________	][2]	$12,000,000

[2]	The number of shares purchased shall be that number obtained by dividing $12,000,000 by the Purchase Price.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c)) if: (A) the Minimum Condition shall not be satisfied by the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(i)” below shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned Subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company as set forth in Section 3.1 (Due Organization; Subsidiaries, Etc), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.20 (Authority; Binding Nature of Agreement), Section 3.24 (Opinion of Financial Advisors) and Section 3.22 (Merger Approval) of this Agreement shall be true and correct in all material respects (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii) the representations and warranties of the Company as set forth in the first sentence of Section 3.5 (Absence of Changes) of this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);

Annex I-1

(iii) the representations and warranties of the Company as set forth in subsections (a), (c) (first sentence only) and (d) of Section 3.3 (Capitalization, Etc.) of this Agreement shall be true and correct in all respects except for any de minimis inaccuracies as of the date of this Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable de minimis standard as set forth in this clause (b)(iii)) only as of such date);

(iv) the representations and warranties of the Company set forth in Section 3.25 (Brokers) of this Agreement shall be true and correct in all respects as of the date of the Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); and

(v) the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses “(i)”, “(ii)”, “(iii)” and “(iv)” above) shall be true and correct as of the date of this Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (C) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c) the Company shall have complied with, or performed, in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the scheduled Expiration Date;

(d) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses “(b)”, “(c)” and “(g)” of this Annex I have been duly satisfied;

(e) any consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) under the HSR Act and any foreign Antitrust Laws set forth on Schedule 6.2(c) shall have been obtained, shall have been received or shall have terminated or expired, as the case may be, and if applicable, all antitrust investigations by the FTC or DOJ have been closed; and in the event the Parties (including but not limited to their respective ultimate parent entities as such term is defined under the HSR Act) receive a letter from the FTC or DOJ that the applicable waiting period will expire imminently or has expired but the FTC or DOJ is still investigating the Transactions, such antitrust investigation will be deemed closed 30 days after receipt of such letter unless the FTC or DOJ issues a request to the Parties

Annex I-2

seeking information or otherwise indicates that it continues to actively investigate the transaction, in which case, such antitrust investigation will be deemed open until the earlier of (A) the FTC or DOJ indicating that its investigation is closed, (B) 30 days after the Parties have supplied any requested information to the FTC or DOJ if the FTC or DOJ has indicated that it has no further requests or questions for the Parties, or (C) 30 days after the FTC or DOJ has indicated its investigation is still open so long as it has not sought during that time any information from the Parties about the Transactions;

(f) (i) if a declaration or notification has been made to or requested by CFIUS with respect to the Transactions, the CFIUS Action with respect to such declaration or notification has occurred and (ii) if any declaration, notification or report forms have been filed or are required to be filed with the applicable Governmental Body under any applicable Foreign Direct Investment Laws including the NSIA, with respect to the Transactions, the applicable consent, approval or clearance with respect to such declaration, notification or report has been obtained (each of the conditions in this clause “(f)”, the “Foreign Investment Condition”);

(g) there shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any Legal Requirement have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; (each of the conditions in clauses “(e)” and “(g)” (in case of “(g)”, as such condition relates to the HSR Act and any other Antitrust Laws set forth on Part 6.2(c) of the Company Disclosure Schedule), the “Regulatory Condition”);

(h) since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and

(i) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, and (except for the Minimum Condition or as otherwise set forth in the Agreement) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I-3